Filed Pursuant To Rule 424(b)(2)

Registration No. 333-211136

PROSPECTUS SUPPLEMENT
(To Prospectus dated June 24, 2016)

3,508,778 Common Units
Representing Limited Partner Interests

This prospectus supplement and the accompanying base prospectus relate to the offering of up to 3,508,778 common units representing limited partner interests of Enviva Partners, LP to certain investors.

Our common units trade on the NYSE under the symbol “EVA.” The last reported trading price of our common units on March 20, 2019 was $30.90 per common unit.

Investing in our common units involves risks. See “Risk Factors” on page S-4 of this prospectus supplement and on page 1 of the accompanying base prospectus.

	Per Common Unit	Total
Public offering price	$28.50	$100,000,173
Proceeds to Enviva Partners, LP (before expenses)	$28.50	$100,000,173

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

We expect to deliver the common units representing limited partner interests to investors on or about March 25, 2019.

Prospectus Supplement dated March 21, 2019

Prospectus Supplement

S-i

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of common units and also adds to and updates information contained in the accompanying base prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying base prospectus. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering of common units. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. If the information about the common unit offering varies between this prospectus supplement and the accompanying base prospectus, the information in this prospectus supplement will control.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Please read “Information Incorporated by Reference.”

You should rely only on the information contained in or incorporated by reference into this prospectus supplement, the accompanying base prospectus and any free writing prospectus prepared by us or on our behalf relating to this offering of common units. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are offering to sell the common units, and seeking offers to buy the common units, only in jurisdictions where such offers and sales are permitted. You should not assume that the information contained in this prospectus supplement, the accompanying base prospectus or any free writing prospectus is accurate as of any date other than the dates shown in these documents or that any information we have incorporated by reference herein is accurate as of any date other than the date of the applicable document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since such dates.

In making an investment decision, prospective investors must rely on their own examination of us and the terms of the offering, including the merits and risks involved.  Neither we nor any of our representatives is making any representation to you regarding the legality of an investment in our common units by you under applicable laws. You should consult with your own advisors as to legal, tax, business, financial and related aspects of an investment in our common units.

The information in this prospectus supplement is not complete.  You should review carefully all of the detailed information appearing in this prospectus supplement, the accompanying base prospectus and the documents we have incorporated by reference before making any investment decision.

S-ii

SUMMARY

This summary highlights information contained in or incorporated by reference into this prospectus supplement and the accompanying base prospectus. It does not contain all of the information that you should consider before making an investment decision. You should read this entire prospectus supplement, the accompanying base prospectus and the documents incorporated herein by reference for a more complete understanding of this offering of common units. Please read “Risk Factors” on page S-4 of this prospectus supplement and on page 1 of the accompanying base prospectus for more information regarding risks you should consider before investing in our common units.

Throughout this prospectus supplement, when we use the terms “Enviva,” “we,” “our,” “us,” or “the Partnership,” we are referring to Enviva  Partners, LP in its individual capacity or to Enviva Partners, LP and its wholly owned subsidiaries collectively, as the context requires. References in this prospectus supplement to “our sponsor” refer to Enviva Holdings, LP, and, where applicable, its wholly owned subsidiaries, Enviva MLP Holdco, LLC and Enviva Development Holdings, LLC (“DevCo”). References in this prospectus supplement to our “general partner” refer to Enviva Partners GP, LLC, which is the general partner of Enviva Partners, LP.

Our Business

We are the world’s largest supplier by production capacity of utility-grade wood pellets to major power generators. Since our entry into this business in 2010, we have executed multiple long-term, take-or-pay off-take contracts with utilities and large-scale power generators and have built and acquired the production and terminaling capacity necessary to serve them. Our existing production constitutes approximately 13% of current global utility-grade wood pellet production capacity and the product we deliver to our customers typically comprises a material portion of their fuel supply. We own and operate six industrial-scale production plants in the Southeastern United States that have a combined wood pellet production capacity of 2.9 million metric tons per year. We also own a dry-bulk, deep-water marine terminal at the Port of Chesapeake and a deep-water marine terminal in Wilmington, North Carolina that reduce our storage and shiploading costs and enable us to reliably supply our customers. All of our facilities are located in geographic regions with low input costs and favorable transportation logistics. Owning these cost-advantaged assets, the output from which is fully contracted, in a rapidly expanding industry provides us with a platform to generate stable and growing cash flows that should enable us to increase our per-unit cash distributions over time, which is our primary business objective.

Our common units are listed on the NYSE under the symbol “EVA.”

Recent Developments

First Hancock JV

Enviva Wilmington Holdings, LLC (the “First Hancock JV”), a joint venture between DevCo, a wholly owned subsidiary of our sponsor, and John Hancock Life Insurance Company (U.S.A.) (“John Hancock”) and certain of its affiliates, has secured permits and is nearing completion of construction of a wood pellet production plant in Hamlet, North Carolina (the “Hamlet plant”). The Hamlet plant is strategically sited in an attractive wood fiber basket and has been constructed using our “build-and-copy” approach, using substantially the same design and equipment as our wood pellet production plant in Sampson County, North Carolina. Following a ramp period, we expect the Hamlet plant will reach wood pellet production of approximately 600,000 metric tons per year. Production from the Hamlet plant will be terminaled at our marine export terminal located in Wilmington, North Carolina (the “Wilmington terminal”) and principally sold under the First Hancock JV’s off-take contract to supply MGT Power Ltd.’s Tees Renewable Energy Plant commencing in 2020 and continuing through 2034. We expect commercial operations of the Hamlet plant to commence (“COD”) in the second quarter of 2019.

Acquisition of Series B Units in the First Hancock JV

On March 21, 2019, we entered into a contribution agreement (the “Contribution Agreement”) with DevCo and our sponsor pursuant to which DevCo will contribute to us all of the issued and outstanding Class B Units in the First Hancock JV (the “First Hancock JV Acquisition”) for $165 million, subject to certain adjustments. Such purchase price will be comprised of approximately (i) $50 million in our common units to be issued and $25 million in cash to be paid upon the consummation of the transactions contemplated by the Contribution Agreement (the “Closing”), (ii) $50 million in cash to be paid upon COD and (iii) $40 million in cash to be paid upon the later of COD and January 2, 2020. The Closing, which is subject to customary closing conditions, is expected to occur on or about April 2, 2019.

In addition, we have signed and expect to deliver at the Closing a make-whole agreement with our sponsor, pursuant to which (a) our sponsor agrees to guarantee certain cash flows from the Hamlet plant until June 30, 2020, (b) our sponsor agrees to reimburse us for construction cost overruns in excess of budgeted capital expenditures for the Hamlet plant, subject to certain exceptions, (c) we agree to pay to our sponsor quarterly incentive payments for any wood pellets produced by the Hamlet plant in excess of forecast production levels through June 30, 2020 and (d) our sponsor will retain liability for certain claims payable, if any, by the First Hancock JV.

Second Wilmington Payment

Prior to the Closing, we expect to accelerate the payment of $74 million to the First Hancock JV in deferred consideration for our October 2017 acquisition of all of the issued and outstanding limited liability company interests in Enviva Port of Wilmington, LLC (“Wilmington”), which owns the Wilmington terminal, from the First Hancock JV (the “Wilmington  Acquisition”). Such payment will consist of approximately (a) $24 million in cash, of which $23 million will be paid to John Hancock and its affiliates that are members of the First Hancock JV and $1 million will be paid to the First Hancock JV, and (b) $50 million of common units. Such common units will be distributed to John Hancock and its affiliates that are members of the First Hancock JV and, in connection therewith, we will enter into a registration rights agreement with John Hancock and such affiliates covering the resale of such common units.

Waiver of Fees Under Management Services Agreements

The First Hancock JV and Enviva Management Company, LLC (“Enviva Management”), a wholly owned subsidiary of our sponsor, have signed and expect to deliver at the Closing an agreement pursuant to which an aggregate of approximately $2.5 million of management fees that otherwise would be owed to Enviva Management under the First Hancock JV’s management services agreement will be waived during the period from the Closing until the later of July 1, 2019 and COD. We and Enviva Management also have signed and expect to deliver at the Closing an agreement pursuant to which an aggregate of approximately $13 million in fees that otherwise would be owed by us under our management services agreement with Enviva Management will be waived during the period from the Closing through the second quarter of 2020.

Principal Offices of Enviva Partners, LP

Our principal executive offices are located at 7200 Wisconsin Ave, Suite 1000, Bethesda, Maryland 20814, and our telephone number is (301) 657-5560. Our website is http://www.envivapartners.com. Information on our website or any other website is not incorporated by reference into this prospectus supplement and does not constitute a part of this prospectus supplement.

The Offering

Common Units Offered in This Offering	Up to 3,508,778 common units. 175,439 of the common units offered hereby may be offered on a delayed basis.

Common Units to be Outstanding after this Offering	30,081,457 common units, if all 3,508,778 common units offered hereby are issued.

Use of Proceeds

We estimate that we will receive net proceeds from this offering of approximately $100 million. We expect to use the net proceeds from this offering in the following manner: (i) approximately $24 million to pay the cash portion of the deferred consideration for the Wilmington Acquisition, (ii) approximately $25 million to fund the cash portion of the initial payment for the First Hancock JV Acquisition and (iii) the remaining $50 million for general partnership purposes, including repayment of debt, acquisitions (including a portion of the cash purchase price for future payments due with respect to the First Hancock JV Acquisition), capital expenditures (including a portion of capital expenditures for the Northampton and Southampton plant expansions and the Hamlet plant) and working capital.

See “Use of Proceeds.”

Material U.S. Federal Income Tax Consequences

For a discussion of certain material U.S. federal income tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States, please read “Material U.S. Federal Income Tax Consequences” in this prospectus supplement and “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus.

Exchange Listing	Our common units are traded on the NYSE under the symbol “EVA.”

Risk Factors

You should read “Risk Factors” on page S-4 of this prospectus supplement and on page 1 of the accompanying base prospectus and the risk factors described in the documents incorporated herein by reference and the other cautionary statements contained in this prospectus supplement, to ensure you understand the risks associated with an investment in our common units.

RISK FACTORS

An investment in our common units involves a significant degree of risk. Before making an investment in the common units offered hereby, you should carefully consider the risk factors described below, the risk factors included under the caption “Risk Factors” beginning on page 1 of the accompanying base prospectus and the risk factors incorporated by reference into this prospectus supplement, including those in Part I, Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018. If any of these risks were to actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common units could decline, and you could lose all or part of your investment.

Risk Factors Related to the First Hancock JV Acquisition

Our failure to successfully complete or integrate proposed acquisitions in the expected time frame, including the First Hancock JV Acquisition, or to realize all or any part of the anticipated benefits of such acquisitions, may adversely affect our results of operations.

Our results of operations and financial conditions may change significantly as a result of the First Hancock JV Acquisition. Acquisitions involve numerous risks, including failure to complete the acquisition, difficulties in the assimilation of the assets and operations of the acquired businesses, inefficiencies and difficulties that arise because of unfamiliarity with new assets and the businesses associated with them and the diversion of management’s attention from other business concerns. Further, unexpected costs and challenges may arise whenever businesses with different operations are combined. There can be no assurance that the First Hancock JV Acquisition will be completed. The success of the First Hancock JV Acquisition will depend, in part, on our ability to realize the anticipated benefits and synergies from combining the business of the First Hancock JV with that of the Partnership. If we are not able to achieve these objectives on a timely basis, the anticipated benefits of the First Hancock JV Acquisition may not be realized fully or at all. There can be no assurance that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the First Hancock JV’s business into the Partnership, will be achieved or will offset the incremental transaction-related costs over time. Any of the difficulties described above could have an adverse effect on our results of operations, business and financial position and our ability to pay distributions to our unitholders.

Our acquisition of the sponsor’s interest in the First Hancock JV exposes us directly to project-development risks.

As a result of the First Hancock JV Acquisition and any additional investments we may make in First Hancock JV or other project-development opportunities, we will directly expose ourselves to project-development risks including permitting challenges, failure to timely procure the requisite financing or equipment, construction, integration or operating difficulties or an inability to obtain off-take contracts commensurate with our production capacity on acceptable terms. Moreover, our project-development activities, including in connection with the First Hancock JV Acquisition, may be capital-intensive, and we may exceed our budgeted capital expenditures or be required to make additional unanticipated capital expenditures in connection therewith. No assurances can be given that we will be successful in any project-development activities we undertake, whether in connection with the First Hancock JV Acquisition or otherwise, which could have an adverse effect on our results of operations, business and financial position and our ability to pay distributions to our unitholders.

As a result of the First Hancock JV Acquisition, we will be engaged in a joint venture, and may in the future enter into additional joint ventures, which could restrict our operational and corporate flexibility. In addition, the First Hancock JV is subject to many of the same operational risks to which we are subject.

As a result of the First Hancock JV Acquisition, we will be engaged in a joint venture, which may restrict our operational and corporate flexibility. Because we do not control all of the decisions of the First Hancock JV, it may be difficult or impossible for us to cause the First Hancock JV to take certain actions that we desire to cause the First Hancock JV to take.  For example, we cannot unilaterally (i) enter into, amend, modify or waive certain contracts with related parties or (ii) incur indebtedness in excess of $1 million or otherwise outside the ordinary course of business. Moreover, joint venture arrangements involve various risks and uncertainties, including the possibility that our joint venture partners may not satisfy their financial obligations to the joint venture.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately $100 million. We expect to use the net proceeds from this offering in the following manner: (i) approximately $24 million to pay the cash portion of the deferred consideration for the Wilmington Acquisition, (ii) approximately $25 million to fund the cash portion of the initial payment for the First Hancock JV Acquisition and (iii) the remaining $50 million for general partnership purposes, including repayment of debt, acquisitions (including a portion of the cash purchase price for future payments due with respect to the First Hancock JV Acquisition), capital expenditures (including a portion of capital expenditures for the Northampton and Southampton plant expansions and the Hamlet plant) and working capital.

In October 2018, we entered into a Fourth Amendment to Credit Agreement, which amended and restated, in its entirety, the Credit Agreement we entered into on April 9, 2015 (as amended, the “Credit Agreement”), which provides for a $350.0 million revolving credit facility, and matures on the earlier to occur of (i) October 18, 2023 or (ii) if the sum of the Partnership’s cash and cash equivalents and borrowing capacity under the revolving credit facility is less than the sum of the amount of the Partnership’s 8.5% senior unsecured notes (“Senior Notes”) then outstanding and $50.0 million during the 91-day period prior to and including November 1, 2021 (the maturity date of the Senior Notes), the first day of that period on which such liquidity deficiency occurs.

The borrowings under our Credit Agreement bear interest, at our option, at either a Eurodollar rate or at a base rate, in each case, plus an applicable margin. The applicable margin fluctuates between 1.75% per annum and 3.00% per annum, in the case of Eurodollar rate borrowings, or between 0.75% per annum and 2.00% per annum, in the case of base rate loans, in each case, based upon our Total Leverage Ratio (as defined in the Credit Agreement) at such time, with 25 basis point increases or decreases for each 0.50 increase or decrease in the Total Leverage Ratio from 2.75:1:00 to 4.75:1:00.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material U.S. federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the U.S. federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis.

This discussion supersedes the discussion under “Material U.S. Federal Income Tax Consequences” in the accompanying base prospectus. Additionally, this discussion should be read in conjunction with the risk factors included under the caption “Tax Risks to Common Unitholders” in our Annual Report on Form 10-K for the year ended December 31, 2018 and any tax-related risk factors included in any of our Quarterly Reports on Forms 10-Q filed after such Annual Report.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all U.S. federal income tax matters that may affect us or our unitholders, and does not describe the application of the alternative minimum tax. This section also does not address local taxes, state taxes, non-U.S. taxes, or other taxes that may be applicable, except to the limited extent that such tax considerations are addressed below under”—State, Local and Other Tax Considerations.” Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for U.S. federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, who purchase common units in this offering, who do not materially participate in the conduct of our business activities and who hold such common units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations (including other entities treated as corporations for U.S. federal income tax purposes), partnerships (including entities treated as partnerships for U.S. federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt entities, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds.

Accordingly, we encourage each prospective unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences that are particular to that unitholder resulting from ownership or disposition of our common units and potential changes in applicable tax laws.

We have requested and obtained a favorable private letter ruling (“Private Letter Ruling 201722023”) from the Internal Revenue Service (the “IRS”) to the effect that, based on facts presented in the private letter ruling request, our income from processing timber feedstocks into pellets and transporting, storing, marketing and distributing such timber feedstocks and wood pellets constitute “qualifying income” within the meaning of Section 7704 of the Code. However, no ruling has been or will be requested from the IRS regarding our treatment as a partnership for U.S. federal income tax purposes. We are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for common units and the prices at which our common units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following U.S. federal income tax issues:

(1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”);

(2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”);

(3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”); and

(4) whether our use of simplifying conventions for making adjustments to “book” basis and relevant allocations is permitted by existing Treasury Regulations (Please read “—Tax Consequences of Common Unit Ownership—Allocations of Income, Gain, Loss and Deduction” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, subject to the discussion below under “—Administrative Matters—Information Returns and Audit Procedures,” generally will not be liable for entity-level U.S. federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its U.S. federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder. Distributions we make to a unitholder will not give rise to income or gain taxable to such unitholder, unless the amount of cash distributed exceeds the unitholder’s adjusted tax basis in its common units. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Distributions” and “—Disposition of Common Units”).

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for U.S. federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for U.S. federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including timber, as well as other types of income such as interest (other than from a financial business) and dividends. We estimate that less than 5.0% of our current gross income is not qualifying income; however, this estimate could change from time to time.

Based on the facts presented in Private Letter Ruling 201722023, our income from processing timber feedstocks into pellets and transporting, storing, marketing and distributing such timber feedstocks and wood pellets constitutes “qualifying income” within the meaning of Section 7704 of the Code. However, no ruling has been or will be requested from the IRS regarding our treatment as a partnership for U.S. federal income tax purposes. Instead, we are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that, based upon the Code, existing Treasury Regulations, published revenue rulings and court decisions, we will be treated as a partnership for U.S. federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a)      Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for U.S. federal income tax purposes; and

(b)      For each taxable year since and including the year of our IPO, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to all of our liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation of their interests in us. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as the aggregate amount of our liabilities does not exceed the adjusted tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for U.S. federal income tax purposes.

The present U.S. federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. From time to time, members of the U.S. Congress have proposed and considered substantive changes to the existing U.S. federal income tax laws that would affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes.

In addition, on January 24, 2017, final regulations regarding which activities give rise to qualifying income (the “Final Regulations”) within the meaning of Section 7704 of the Code were published in the Federal Register.  The Final Regulations are effective as of January 19, 2017, and apply to taxable years beginning on or after January 19, 2017.  We do not believe the Final Regulations affect our ability to qualify as a publicly traded partnership.

We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units. If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for U.S. federal income tax, rather than being passed through to our unitholders.

At the state level, several states have been evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. Imposition of a similar tax on us in the jurisdictions in which we operate or in other jurisdictions to which we may expand could substantially reduce our cash available for distribution to our unitholders.

Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our common units (determined separately for each common unit). Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s adjusted tax basis in its common units, and thereafter (iii) taxable capital gain. In addition, our partnership agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or because our general partner makes an election for us to be taxed as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, the minimum quarterly distribution amount and the target distribution amounts may be adjusted to reflect the impact of that law on us.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for U.S. federal income tax purposes.

Tax Consequences of Common Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership will be treated as partners in the Partnership for U.S. federal income tax purposes, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of the Partnership for U.S. federal income tax purposes.

For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” and “—Administrative Matters—Information Returns and Audit Procedures,” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any U.S. federal income tax. Rather, each unitholder will be required to report on its U.S. federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Common Units

A unitholder’s tax basis in its common units initially will be the amount paid or treated as paid for those common units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses, any decreases in the unitholder’s share of our liabilities, and the amount of any excess business interest allocated to the unitholder. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions are of cash or marketable securities that are treated as cash and exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Common Units.”

Any reduction in a unitholder’s share of our “nonrecourse liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units may decrease such unitholder’s share of our nonrecourse liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon such unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our nonrecourse liabilities described above) may cause a unitholder to recognize ordinary income if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (i) the non-pro rata portion of that distribution over (ii) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s adjusted tax basis in its common units and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its adjusted tax basis in its common units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our nonrecourse liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its common units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the common units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s adjusted tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of our common units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, passive activity loss limitations limit the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its common units in a fully taxable transaction with an unrelated party. The passive activity loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

For taxpayers other than corporations in taxable years beginning after December 31, 2017, and before January 1, 2026, an “excess business loss” limitation further limits the deductibility of losses by such taxpayers. An excess business loss is the excess (if any) of a taxpayer’s aggregate deductions for the taxable year that are attributable to the trades or businesses of such taxpayer (determined without regard to the excess business loss limitation) over the aggregate gross income or gain of such taxpayer for the taxable year that is attributable to such trades or businesses plus a threshold amount. The threshold amount is equal to $250,000 or $500,000 for taxpayers filing a joint return. Disallowed excess business losses are treated as a net operating loss carryover to the following tax year. Any losses we generate that are allocated to a unitholder and not otherwise limited by the basis, at risk, or passive loss limitations will be included in the determination of such unitholder’s aggregate trade or business deductions. Consequently, any losses we generate that are not otherwise limited will only be available to offset a unitholder’s other trade or business income plus an amount of non-trade or business income equal to the applicable threshold amount. Thus, except to the extent of the threshold amount, our losses that are not otherwise limited may not offset a unitholder’s non-trade or business income (such as salaries, fees, interest, dividends and capital gains). This excess business loss limitation will be applied after the passive activity loss limitation.

Limitations on Interest Deductions

In general, we are entitled to a deduction for interest paid or accrued on indebtedness properly allocable to our trade or business during our taxable year. However, our deduction for this “business interest” is limited to the sum of our business interest income and 30% of our “adjusted taxable income.” For the purposes of this limitation, our adjusted taxable income is computed without regard to  any business interest or business interest income, and in the case of taxable years beginning before January 1, 2022, any deduction allowable for depreciation, amortization, or depletion. This limitation is first applied at the partnership level and any deduction for business interest is taken into account in determining our non-separately stated taxable income or loss. Then, in applying this business interest limitation at the partner level, the adjusted taxable income of each of our unitholders is determined without regard to such unitholder’s distributive share of any of our items of income, gain, deduction, or loss and is increased by such unitholder’s distributive share of our excess taxable income, which is generally equal to the excess of 30% of our adjusted taxable income over the amount of our deduction for business interest for a taxable year.

To the extent our deduction for business interest is not limited, we will allocate the full amount of our deduction for business interest among our unitholders in accordance with their percentage interests in us. To the extent our deduction for business interest is limited, the amount of any disallowed deduction for business interest will also be allocated to each unitholder in accordance with their percentage interest in us, but such amount of “excess business interest” will not be currently deductible. Subject to certain limitations and adjustments to a unitholder’s basis in its common units, this excess business interest may be carried forward and deducted by a unitholder in a future taxable year. Further, a unitholder’s basis in his or her common units will generally be increased by the amount of any excess business interest upon a disposition of such common units.

In addition to this limitation on the deductibility of a partnership’s business interest, the deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•    interest on indebtedness allocable to property held for investment;

•    interest expense allocated against portfolio income; and

•    the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a common unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend our partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of common units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under our partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Except as described below, our items of income, gain, loss and deduction generally will be allocated amongst our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated common units or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the adjusted tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our common units (a “Book-Tax Disparity”). As a result, the U.S. federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

It may not be administratively feasible to make the relevant adjustments to “book” basis and the relevant Section 704(c) allocations separately each time we issue units, particularly in the case of small or frequent unit issuances. If that is the case, we may use simplifying conventions to make those adjustments and allocations, which may include the aggregation of certain issuances of units. Our counsel, Vinson & Elkins, L.L.P., is unable to opine as to the validity of such conventions.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for U.S. federal income tax purposes in determining a unitholder’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a unitholder’s share of an item will be determined on the basis of the unitholder’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the unitholder’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Common Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for U.S. federal income tax purposes.

Treatment of Securities Loans

A unitholder whose common units are the subject of a securities loan (for example, a loan to a “short seller” to cover a short sale of common units) may be treated as having disposed of those common units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those common units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, (i) any of our income, gain, loss or deduction allocated to those common units would not be reportable by the lending unitholder and (ii) any cash distributions received by the lending unitholder as to those common units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Common Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal U.S. federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 37% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of common units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if the unitholder is married and filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

For taxable years beginning after December 31, 2017 and ending on or before December 31, 2025, an individual unitholder is entitled to a deduction equal to 20% of his or her allocable share of our “qualified business income.” For purposes of this deduction, our “qualified business income” is equal to the sum of:

•                  the net amount of our U.S. items of income, gain, deduction, and loss to the extent such items are included or allowed in the determination of taxable income for the year, excluding, however, certain specified types of passive investment income (such as capital gains and dividends) and certain payments made to the unitholder for services rendered to the Partnership; and

•                  any gain recognized upon a disposition of our common units to the extent such gain is attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” and is thus treated as ordinary income under Section 751 of the Code.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax basis in each of our assets as to specific purchasers of our common units under Section 743(b) of the Code to reflect the common units purchase price upon subsequent purchases of common units. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to a unitholder who purchases common units from another unitholder based upon the values and adjusted tax basis of each of our assets at the time of the relevant unit purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us. For purposes of this discussion, a unitholder’s basis in our assets will be considered to have two components: (i) its share of the tax basis in our assets as to all unitholders and (ii) its Section 743(b) adjustment to that tax basis (which may be positive or negative).

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of common units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a Section 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing common units from us and unitholders purchasing common units from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Common Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment to preserve the uniformity of common units due to the lack of controlling authority. Because a unitholder’s adjusted tax basis for its common units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s tax basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of common units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex and are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of common units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for U.S. federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its common units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than twelve months of our income, gain, loss and deduction. Please read “—Disposition of Common Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of each of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction” and “—Disposition of Common Units — Recognition of Gain or Loss.”

The costs we incur in offering and selling our common units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. Although there are uncertainties regarding the classification of certain costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Common Units—Recognition of Gain or Loss.”

We are allowed a first-year bonus depreciation deduction equal to 100% of the adjusted basis of certain depreciable property acquired and placed in service after September 27, 2017 and before January 1, 2023. For property placed in service during subsequent years, the deduction is phased down by 20% per year until December 31, 2026. This depreciation deduction applies to both new and used property. However, use of the deduction with respect to used property is subject to certain anti-abuse restrictions, including the requirement that the property be acquired from an unrelated party. We can elect to forgo the depreciation bonus and use the alternative depreciation system for any class of property for a taxable year. Under a transition rule, we can also elect to apply a 50% bonus depreciation deduction instead of the 100% deduction for our first taxable year ending after September 27, 2017.

Valuation and Tax Basis of Each of Our Properties

The U.S. federal income tax consequences of the ownership and disposition of common units will depend in part on our estimates of the relative fair market values and the tax basis of each of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or tax basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by a unitholder could change, and such unitholder could be required to adjust its tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale or exchange of a common unit equal to the difference, if any, between the unitholder’s amount realized and the adjusted tax basis in the common unit sold (taking into account any basis adjustments attributable to previously disallowed interest deductions). A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our nonrecourse liabilities with respect to common units sold or exchanged. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale or exchange of a common unit could result in a tax liability in excess of any cash received from such sale or exchange.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a common unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of common units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item has substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale or exchange of a common unit and may be recognized even if there is a net taxable loss realized on the sale or exchange of a common unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale or exchange of a common unit. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale or exchange of a common unit, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its common unit for the year of the sale. Furthermore, as described above, the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis common units to sell or exchange as would be the case with corporate stock, but, according to the Treasury Regulations, such unitholder may designate specific common units sold for purposes of determining the holding period of the common units transferred. A unitholder electing to use the actual holding period of any common unit transferred must consistently use that identification method for all subsequent sales or exchanges of our common units. A unitholder considering the purchase of additional common units or a sale or exchange of common units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•                  a short sale;

•                  an offsetting notional principal contract; or

•                  a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position. Please read “—Tax Consequences of Common Unit Ownership—Treatment of Securities Loans.”

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of common units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). Nevertheless, we allocate certain deductions for depreciation of capital additions based upon the date the underlying property is placed in service, and gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring common units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, existing Treasury Regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If the IRS determines that this method is not allowed under the Treasury Regulations our taxable income or losses could be reallocated among our unitholders. Under our partnership agreement, we are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under the Treasury Regulations.

A unitholder who disposes of common units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition (and any other month during the quarter to which such cash distribution relates and the holder held common units on the first day of such month) but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or exchanges any of its common units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of the transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of common units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker, with such broker satisfying such requirements.

Uniformity of Common Units

Because we cannot match transferors and transferees of common units and for other reasons, we must maintain uniformity of the economic and tax characteristics of the common units to a purchaser of these common units. As a result of the need to preserve uniformity, we may be unable to completely comply with a number of U.S. federal income tax requirements. Any non-uniformity could have a negative impact on the value of our common units. Please read “—Tax Consequences of Common Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our common units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s adjusted tax basis in common units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its common units, and may cause the unitholder to understate gain or overstate loss on any sale of such common units. Please read “— Disposition of Common Units—Recognition of Gain or Loss” and “—Tax Consequences of Common Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of our common units. If such a challenge were sustained, the uniformity of common units might be affected, and, under some circumstances, the gain from the sale of our common units might be increased without the benefit of additional deductions.

In addition, as described above at “—Tax Consequences of Common Unit Ownership—Allocation of Income, Gain, Loss and Deduction,” if we aggregate multiple issuances of units for purposes of making adjustments to “book” basis and related tax allocations, to ensure the uniformity of our units, we will treat each of our units as having the same capital account balance, regardless of the price actually paid by each purchaser of units in the aggregated offerings. Although our counsel, Vinson & Elkins L.L.P., is unable to opine as to the validity of such an approach, we do not expect the number of affected units, or the differences between the purchase price of a unit and the initial capital account balance assigned to the unit, to be material.

Tax-Exempt Organizations and Other Investors

Ownership of our common units by employee benefit plans and other tax-exempt organizations, as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantial adverse tax consequences to them. Each prospective unitholder that is a tax-exempt entity or a Non-U.S. Unitholder should consult its tax advisors before investing in our common units.

Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to U.S. federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder. Tax-exempt unitholders with more than one unrelated trade or business (including by attribution from the Partnership to the extent it is engaged in one or more unrelated trade or business) are required to separately compute their unrelated business taxable income with respect to each unrelated trade or business (including for purposes of determining any net operating loss deduction). As a result, it may not be possible for tax-exempt unitholders to utilize losses from an investment in the Partnership to offset unrelated business taxable income from another unrelated trade or business and vice versa.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Each Non-U.S. Unitholder will be considered to be engaged in business in the United States because of its ownership of our common units. Furthermore, Non-U.S. Unitholders will be deemed to conduct such activities through a permanent establishment in the United States within the meaning of an applicable tax treaty. Consequently, each Non-U.S. Unitholder will be required to file U.S. federal tax returns to report its share of our income, gain, loss or deduction and pay U.S. federal income tax on its share of our net income or gain. Moreover, under rules applicable to publicly-traded partnerships, distributions to Non-U.S. Unitholders are subject to withholding at the highest applicable effective tax rate. Each Non-U.S. Unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or W-8BEN-E (or other applicable or successor form) in order to obtain credit for these withholding taxes.

In addition, if a Non-U.S. Unitholder is classified as a non-U.S. corporation, it will be treated as engaged in a United States trade or business and may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular U.S. federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A Non-U.S. Unitholder who sells or otherwise disposes of a common unit will be subject to U.S. federal income tax on gain realized from the sale or disposition of that common unit to the extent the gain is effectively connected with a U.S. trade or business of the Non-U.S. Unitholder. Gain realized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business to the extent that gain that would be recognized upon a sale by the partnership of all of its assets would be “effectively connected” with a U.S. trade or business. Thus, all of a Non-U.S. Unitholder’s gain from the sale or other disposition of our common units would be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us and would be subject to U.S. federal income tax. As a result of the effectively connected income rules described above, the exclusion from U.S. taxation under the Foreign Investment in Real Property Tax Act for gain from the sale of partnership common units regularly traded on an established securities market will not prevent a Non-U.S. Unitholder from being subject to U.S. federal income tax on gain from the sale or disposition of its common units to the extent such gain is effectively connected with a U.S. trade or business. We expect substantially all of the gain from the sale or disposition of our common units to be treated as effectively connected with a U.S. trade or business.

Moreover, the transferee of an interest in a partnership that is engaged in a U.S. trade or business is generally required to withhold 10% of the amount realized by the transferor unless the transferor certifies that it is not a foreign person, and we are required to deduct and withhold from the transferee amounts that should have been withheld by the transferees but were not withheld.  Because the “amount realized” includes a partner’s share of the partnership’s liabilities, 10% of the amount realized could exceed the total cash purchase price for the common units.  For this and other reasons, the IRS has suspended the application of this withholding rule to open market transfers of interest in publicly traded partnerships, pending promulgation of regulations that address the amount to be withheld, the reporting necessary to determine such amount and the appropriate party to withhold such amounts, but it is not clear if or when such regulations will be issued.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our U.S. federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of our common units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of U.S. federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings for each of the partners. Pursuant to the Bipartisan Budget Act of 2015, for taxable years beginning after December 31, 2017, if the IRS makes audit adjustments to our income tax returns, it may assess and collect any taxes (including any applicable penalties and interest) resulting from such audit adjustment directly from us, unless we elect to have our general partner, unitholders and former unitholders take any audit adjustment into account in accordance with their interests in us during the taxable year under audit. Similarly, for such taxable years, if the IRS makes audit adjustments to income tax returns filed by an entity in which we are a member or partner, it may assess and collect any taxes (including penalties and interest) resulting from such audit adjustment directly from such entity.

Generally, we expect to elect to have our general partner, unitholders and former unitholders take any such audit adjustment into account in accordance with their interests in us during the taxable year under audit, but there can be no assurance that such election will be effective in all circumstances. If we are unable or if it is not economical to have our general partner, unitholders and former unitholders take such audit adjustment into account in accordance with their interests in us during the taxable year under audit, then our current unitholders may bear some or all of the tax liability resulting from such audit adjustment, even if such unitholders did not own our common units during the taxable year under audit. If, as a result of any such audit adjustment, we are required to make payments of taxes, penalties or interest, we may require out unitholders and former unitholder to reimburse us for such taxes (including any applicable penalties or interest) or, if we bear such payment directly, our cash available for distribution to our unitholders might be substantially reduced. These rules are not applicable for taxable years beginning on or prior to December 31, 2017. Congress has proposed changes to the Bipartisan Budget Act, and we anticipate that amendments may be made. Accordingly, the manner in which these rules may apply to us in the future is uncertain.

Additionally, pursuant to the Bipartisan Budget Act of 2015, the Code will no longer require that we designate a Tax Matters Partner. Instead, for taxable years beginning after December 31, 2017, we will be required to designate a partner, or other person, with a substantial presence in the United States as the partnership representative (“Partnership Representative”). The Partnership Representative will have the sole authority to act on our behalf for purposes of, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS. If we do not make such a designation, the IRS can select any person as the Partnership Representative. We currently anticipate that we will designate our general partner as the Partnership Representative. Further, any actions taken by us or by the Partnership Representative on our behalf with respect to, among other things, U.S. federal income tax audits and judicial review of administrative adjustments by the IRS, will be binding on us and all of our unitholders.

Additional Withholding Requirements

Withholding taxes may apply to certain types of payments made to “foreign financial institutions” (as specially defined in the Code) and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on interest, dividends and other fixed or determinable annual or periodic gains, profits and income from sources within the United States (“FDAP Income”), or gross proceeds from the sale or other disposition of any property of a type which can produce interest or dividends from sources within the United States (“Gross Proceeds”) paid to a foreign financial institution or to a “non-financial foreign entity” (as specially defined in the Code), unless (i) the foreign financial institution undertakes certain diligence and reporting, (ii) the non-financial foreign entity either certifies it does not have any substantial U.S. owners or furnishes identifying information regarding each substantial U.S. owner or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (i) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain U.S. persons or U.S.-owned foreign entities, annually report certain information about such accounts, and withhold 30% on payments to noncompliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing these requirements may be subject to different rules.

Generally these rules apply to current payments of FDAP Income and will apply to payments of relevant Gross Proceeds made on or after January 1, 2019. Thus, to the extent we have FDAP Income or we have Gross Proceeds on or after January 1, 2019 that are not treated as effectively connected with a U.S. trade or business (please read “—Tax-Exempt Organizations and Other Investors”), a unitholder that is a foreign financial institution or certain other non-U.S. entity, or a person that holds its common units through such foreign entities, may be subject to withholding on distributions they receive from us, or its distributive share of our income, pursuant to the rules described above.

Each prospective unitholder should consult its own tax advisors regarding the potential application of these withholding provisions to its investment in our common units.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2) a statement regarding whether the beneficial owner is:

(a) a non-U.S. person;

(b) a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c) a tax-exempt entity;

(3) the amount and description of common units held, acquired or transferred for the beneficial owner; and

(4) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Each broker and financial institution is required to furnish additional information, including whether such broker or financial institution is a U.S. person and specific information on any common units such broker or financial institution acquires, holds or transfers for its own account. A penalty per failure, with a significant maximum penalty per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of our common units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to U.S. federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future, or in which the unitholder is a resident. We currently own assets and conduct business in Mississippi, North Carolina, and Virginia, each of which currently impose a personal income tax on individuals and an income tax on corporations and other entities. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO INVESTIGATE THE LEGAL AND TAX CONSEQUENCES, UNDER THE LAWS OF PERTINENT JURISDICTIONS, OF HIS OR HER INVESTMENT IN US. WE STRONGLY RECOMMEND THAT EACH PROSPECTIVE UNITHOLDER CONSULT, AND DEPEND UPON, ITS OWN TAX COUNSEL OR OTHER ADVISOR WITH REGARD TO THOSE MATTERS. FURTHER, IT IS THE RESPONSIBILITY OF EACH UNITHOLDER TO FILE ALL STATE, LOCAL AND NON-U.S., AS WELL AS U.S. FEDERAL TAX RETURNS THAT MAY BE REQUIRED OF IT. VINSON & ELKINS L.L.P. HAS NOT RENDERED AN OPINION ON THE STATE, LOCAL, ALTERNATIVE MINIMUM TAX OR NON-U.S. TAX CONSEQUENCES OF AN INVESTMENT IN US.

LEGAL MATTERS

The validity of the common units offered hereby will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Enviva Partners, LP as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference in the Registration Statement and herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference in the Registration Statement and herein, and upon the authority of said firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus supplement or the accompanying base prospectus, other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our plans, strategies, prospects and expectations concerning our business, results of operations and financial condition. You can identify many of these statements by looking for words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” foresee,” “should,” “would,” “could,” “estimate,” “continue” or similar words or the negative thereof.

Known material factors that could cause our actual results to differ from those in these forward-looking statements are described below and in “Risk Factors” in this prospectus supplement, the accompanying base prospectus or the documents we incorporate by reference herein or therein, as applicable. Important factors that could cause our actual results to differ materially from the expectations reflected in these forward-looking statements include, among other things:

•                  the volume and quality of products that we are able to produce or source and sell, which could be adversely affected by, among other things, operating or technical difficulties at our plants or deep-water marine terminals;

•                  the prices at which we are able to sell our products;

•                  failure of the Partnership’s customers, vendors and shipping partners to pay or perform their contractual obligations to the Partnership;

•                  whether our project-development activities are successful;

•                  the creditworthiness of our contract counterparties;

•                  the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, disruptions in supply or operating or financial difficulties suffered by our suppliers;

•                  changes in the price and availability of natural gas, coal or other sources of energy;

•                  changes in prevailing economic conditions;

•                  our inability to complete acquisitions, including acquisitions from our sponsor and joint ventures or to realize the anticipated benefits of such acquisitions;

•                  inclement or hazardous environmental conditions, including extreme precipitation, temperatures and flooding;

•                  fires, explosions or other accidents;

•                  the timing and extent of our ability to recover the costs associated with the fire at the Chesapeake terminal and with Hurricanes Florence and Michael through our insurance policies and other contractual recovery rights;

•                  changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry, the international shipping industry or power generators;

•                  changes in the regulatory treatment of biomass in core and emerging markets;

•                  our inability to acquire or maintain necessary permits or rights for our production, transportation or terminaling operations;

•                  changes in the price and availability of transportation;

•                  changes in foreign currency exchange rates or interest rates, and the failure of our hedging arrangements to effectively reduce our exposure to the risks related thereto;

•                  risks related to our indebtedness;

•                  our failure to maintain effective quality control systems at our production plants and deep-water marine terminals, which could lead to the rejection of our products by our customers;

•                  changes in the quality specifications for our products that are required by our customers;

•                  labor disputes;

•                  our inability to hire, train or retain qualified personnel to manage and operate our business and newly acquired assets;

•                  the effects of the anticipated exit of the United Kingdom from the European Union on our and our customers’ businesses; and

•                  our inability to borrow funds and access capital markets.

If one or more of these risks or uncertainties materialize or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent Annual Report on Form 10-K. The risk factors and other factors included in this prospectus or incorporated by reference herein could cause our actual results to differ materially from those contained in any forward-looking statement.

All forward-looking statements included in this prospectus and the documents we incorporate by reference herein are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in our expectations or beliefs or any change in events, conditions or circumstances on which any forward- looking statement is based.

INFORMATION INCORPORATED BY REFERENCE

We file annual, quarterly and current reports and other information with the SEC. Our SEC filings are available at the SEC’s website at http://www.sec.gov. We have not incorporated by reference into this prospectus the information included on, or linked from, our website, and you should not consider it to be a part of this prospectus.

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC. You should not assume that the information in this prospectus is current as of any date other than the date on the cover page of this prospectus. You should not assume that the information contained in the documents incorporated by reference in this prospectus or any supplement thereto is accurate as of any date other than the respective dates of those documents. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information furnished pursuant to Items 2.02 or 7.01 on any Current Report on Form 8-K or corresponding information furnished under Item 9.01 or included as an exhibit), after the date of this prospectus supplement and until the termination of this offering:

•                  our Annual Report on Form 10-K for the year ended December 31, 2018, as filed with the SEC on March 4, 2019;

•                  our Current Report on Form 8-K dated March 5, 2019;

•                  the description of our common units contained in the Registration Statement on Form 8-A, filed on April 28, 2015.

You may obtain any of the documents incorporated by reference into this prospectus from the SEC through the SEC’s website at the address provided above. You may obtain a copy of any document incorporated by reference into this prospectus (including exhibits to those documents specifically incorporated by reference into this prospectus), at no cost, by visiting our website at http://www.envivapartners.com, or by writing or calling us at the following address:

Enviva Partners, LP

7200 Wisconsin Ave, Suite 1000

Bethesda, Maryland 20814

(301) 657-5560

PROSPECTUS

ENVIVA PARTNERS, LP

Common Units Representing Limited Partner Interests

Preferred Units Representing Preferred Equity Interests

We may from time to time, in one or more offerings, offer and sell (i) common units representing limited partner interests in Enviva Partners, LP (“common units”) and (ii) preferred units representing preferred equity interests in Enviva Partners, LP (“preferred units”). We refer to the common units and the preferred units collectively as the “securities.” The aggregate initial offering price of all securities sold by us under this prospectus will not exceed $500,000,000.

The selling unitholder named in this prospectus may from time to time, in one or more offerings, offer and sell up to 13,252,299 common units. We will not receive any proceeds from the sale of these common units by the selling unitholder. For a more detailed discussion of the selling unitholder, please read “Selling Unitholder.”

We or the selling unitholder may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to investors, in amounts, at prices and on terms to be determined by market conditions and other factors at the time of the offering. This prospectus describes only the general terms of these securities and the general manner in which we or the selling unitholder will offer the securities. The specific terms of any securities we or the selling unitholder offer will, if not included in this prospectus or information incorporated by reference herein, be included in a supplement to this prospectus. The prospectus supplement may describe the specific manner in which we or the selling unitholder will offer the securities and also may add, update or change information contained in this prospectus. Because the selling unitholder owns a substantial amount of our limited partner interests and controls our general partner, it will be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to any common units offered by it pursuant to this prospectus, and any such offering would be deemed to be a primary offering by us.

You should read this prospectus and any applicable prospectus supplement and the documents incorporated by reference herein or therein carefully before you invest in any of our securities. You should also read the documents we have referred you to in the “Where You Can Find More Information” and “Information We Incorporate by Reference” sections of this prospectus for information about us, including our financial statements. This prospectus may not be used to consummate sales of our securities unless it is accompanied by a prospectus supplement.

Our common units are listed on the New York Stock Exchange (the “NYSE”), under the symbol “EVA.” We will provide information in the related prospectus supplement for the trading market, if any, for any other securities that may be offered.

Investing in our securities involves a high degree of risk. You should carefully consider the risks relating to investing in our securities and each of the other risk factors described under “Risk Factors” on page 1 of this prospectus before you make an investment in our securities.

Neither the Securities and Exchange Commission (the “SEC”), nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

THE DATE OF THIS PROSPECTUS IS JUNE 24, 2016

In making your investment decision, you should rely only on the information contained in this prospectus, any prospectus supplement and the documents we have incorporated by reference in this prospectus. We have not authorized anyone else to give you different information. We are not offering these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents. We will disclose any material changes in our affairs in an amendment to this prospectus, a prospectus supplement or a future filing with the SEC incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC using a “shelf” registration process. Under this shelf registration process, we may over time, in one or more offerings, offer and sell up to $500,000,000 in total aggregate offering price of any combination of the securities described in this prospectus. In addition, the selling unitholder may over time, in one or more offerings, offer and sell up to 13,252,299 of our common units.

This prospectus provides you with a general description of Enviva Partners, LP and the securities that are registered hereunder that may be offered by us or the selling unitholder. Each time we sell any securities offered by this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities being offered. Because the selling unitholder will be deemed to be an “underwriter” under the Securities Act, each time the selling unitholder sells any common units offered by this prospectus, the selling unitholder is required to provide you with this prospectus and any related prospectus supplement containing specific information about it and the terms of the common units being offered in the manner required by the Securities Act. Any prospectus supplement may also add to, update or change information contained in this prospectus. To the extent information in this prospectus is inconsistent with the information contained in a prospectus supplement, you should rely on the information in the prospectus supplement.

The information in this prospectus is accurate as of its date. Additional information, including our financial statements and the notes thereto, is incorporated in this prospectus by reference to our reports filed with the SEC and is accurate as of the date stated in such report. Before you invest in our securities, you should carefully read this prospectus, including the “Risk Factors,” any prospectus supplement, the information incorporated by reference in this prospectus and any prospectus supplement (including the documents described under the heading “Where You Can Find More Information” in both this prospectus and any prospectus supplement) and any additional information you may need to make your investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and other reports and other information with the SEC. You may read and copy any materials we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on their Public Reference Room. Our SEC filings are also available at the SEC’s website at www.sec.gov which contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You can also obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, or on our website at www.envivabiomass.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus unless specifically so designated and filed with the SEC.

i

INFORMATION WE INCORPORATE BY REFERENCE

The SEC allows us to “incorporate by reference” the information we have filed with the SEC. This means that we can disclose important information to you without actually including the specific information in this prospectus by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Information that we file later with the SEC will automatically update and may replace information in this prospectus and information previously filed with the SEC.

The documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K), including all such documents we may file with the SEC after the date on which the registration statement that includes this prospectus was initially filed with the SEC and prior to the effectiveness of this registration statement, are incorporated by reference in this prospectus until the termination of all offerings under this registration statement:

•                  our Annual Report on Form 10-K for the year ended December 31, 2015, filed on March 8, 2016;

•                  our Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed on May 5, 2016;

•                  the description of our common units contained in the Registration Statement on Form 8-A, filed on April 28, 2015; and

•                  our Current Reports on Form 8-K filed on April 28, 2016 and June 8, 2016 and Current Report on Form 8-K/A Amendment No. 1 filed on February 26, 2016.

You may request a copy of any document incorporated by reference in this prospectus, at no cost, by writing or calling us at the following address:

Enviva Partners, LP

7200 Wisconsin Avenue, Suite 1000

Bethesda, Maryland 20814

(301) 657-5560

You should rely only on the information contained in, or incorporated by reference in, this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with any information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than its respective date.

FORWARD-LOOKING STATEMENTS

All statements included or incorporated by reference in this prospectus or in any accompanying prospectus supplement, other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our plans, strategies, prospects and expectations concerning our business, results of operations and financial condition. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Although management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause our actual results to differ from those in these forward-looking statements are described below and in “Risk Factors” in this prospectus or any prospectus supplement.

Important factors that could cause our actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

•                  the volume of products that we are able to sell;

•                  the price at which we are able to sell our products;

•                  failure of the Partnership’s customers to pay or perform their contractual obligations to the Partnership;

•                  the amount of low-cost wood fiber that we are able to procure and process, which could be adversely affected by, among other things, operating or financial difficulties suffered by our suppliers;

•                  the amount of products that we are able to produce, which could be adversely affected by, among other things, operating difficulties;

•                  failure of the Partnership’s shipping partners to perform their contractual obligations to the Partnership;

•                  changes in the price and availability of natural gas, coal or other sources of energy;

•                  changes in prevailing economic conditions;

•                  our ability to complete acquisitions, including acquisitions from our sponsor;

•                  unanticipated ground, grade or water conditions;

•                  inclement or hazardous weather conditions, including extreme precipitation, temperatures and flooding;

•                  environmental hazards;

•                  fires, explosions or other accidents;

•                  changes in domestic and foreign laws and regulations (or the interpretation thereof) related to renewable or low-carbon energy, the forestry products industry or power generators;

•                  changes in the regulatory treatment of biomass in core and emerging markets for utility-scale generation;

•                  inability to acquire or maintain necessary permits or rights for our production, transportation and terminaling operations;

•                  inability to obtain necessary production equipment or replacement parts;

•                  technical difficulties or failures;

•                  labor disputes;

•                  late delivery of raw materials;

•                  inability of our customers to take delivery of products or their rejection of delivery of products;

•                  changes in the price and availability of transportation;

•                  changes in foreign currency exchange rates;

•                  changes in the quality specifications for our products that are required by our customers; and

•                  our ability to borrow funds and access capital markets.

If one or more of these risks or uncertainties materialize or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus or incorporated by reference herein, including those described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any prospectus supplement. The risk factors and other factors included in this prospectus, any prospectus supplement or incorporated by reference herein or therein could cause our actual results to differ materially from those contained in any forward-looking statement.

Readers are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements included in this prospectus, any prospectus supplement and the documents we incorporate by reference herein and therein are expressly qualified in their entirety by these cautionary statements. Forward-looking statements speak only as of the date of this prospectus or, in the case of forward-looking statements contained in any document incorporated by reference, the date of such document, and we expressly disclaim any obligation or undertaking to update these statements after the date they are made to reflect any change in our expectations or beliefs, any change in events, conditions or circumstances on which any forward-looking statement is based or otherwise.

WHO WE ARE

References in this prospectus to “we,” “our,” “us” or like terms for periods prior to April 9, 2015 refer to Enviva, LP and its subsidiaries (other than Enviva Pellets Cottondale, LLC). References to the “Partnership,” “we,” “our,” “us” or like terms for periods on and after April 9, 2015 refer to Enviva Partners, LP and its subsidiaries. References to “our sponsor” refer to Enviva Holdings, LP, and, where applicable, its wholly owned subsidiaries Enviva MLP Holdco, LLC and Enviva Development Holdings, LLC. References to “our general partner” refer to Enviva Partners GP, LLC, a wholly owned subsidiary of Enviva Holdings, LP.

We are a Delaware limited partnership and the world’s largest supplier by production capacity of utility-grade wood pellets to major power generators.

Our principal executive offices are located at 7200 Wisconsin Avenue, Suite 1000, Bethesda, Maryland 20814, and our telephone number is (301) 657-5560. Our website is www.envivabiomass.com. Information on our website or any other website is not incorporated by reference into this prospectus and does not constitute a part of this prospectus.

For additional information as to our business, properties and financial condition, please refer to the documents cited in “Information We Incorporate by Reference.”

RISK FACTORS

An investment in our securities involves a significant degree of risk. You should carefully consider the risk factors and all of the other information included in this prospectus, any prospectus supplement and the documents we have incorporated by reference into this prospectus and any prospectus supplement, including those in our most recent Annual Report on Form 10-K as updated by our quarterly and other reports and documents we file with the SEC after the date of this prospectus and that are incorporated by reference herein, in evaluating an investment in the securities. If any of these risks were actually to occur, our business, financial condition or results of operations could be materially adversely affected. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The table below sets forth our ratio of earnings to fixed charges and preference dividends for the periods presented. During the periods presented, we had no preference equity securities outstanding. Therefore, for each period, the ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference dividends is the same.

	Three Months Ended March 31,	Year Ended December 31,
	2016	2015	2014	2013
Ratio of earnings to fixed charges	3.11x	3.09x	1.03x	0.06x
Dollar amount (in thousands) of deficiency in earnings to fixed charges	—	—	—	(6,887)

For purposes of calculating the ratio of consolidated earnings to fixed charges:

•                  “earnings” is the aggregate of the following items: pre-tax income from continuing operations before adjustment for income or loss from equity investees; plus fixed charges; plus amortization of capitalized interest; and less capitalized interest; and

•                  “fixed charges” means the sum of the following: interest expensed and capitalized; amortized premiums, discounts and capitalized expenses related to indebtedness; and an estimate of the interest within rental expense. Fixed charges are not reduced by any allowance for funds used during construction.

USE OF PROCEEDS

Except as otherwise provided in an applicable prospectus supplement, we will use the net proceeds we receive from the sale of the securities covered by this prospectus for general partnership purposes, including repayment of debt, acquisitions, capital expenditures and additions to working capital.

The actual application of proceeds we receive from any particular offering of securities using this prospectus will be described in the applicable prospectus supplement relating to such offering.

We will not receive any of the proceeds from the sale of common units by the selling unitholder.

DESCRIPTION OF THE UNITS AND THE PREFERRED UNITS

The Units

The common units and the subordinated units (“units”) are separate classes of limited partner interests in us. The holders of units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to partnership distributions, please read this section and “How We Make Distributions To Our Partners.” For a description of other rights and privileges of limited partners under our partnership agreement, including voting rights, please read “The Partnership Agreement.”

Transfer Agent and Registrar

Duties

American Stock Transfer & Trust Company, LLC serves as the registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following, which must be paid by our unitholders:

•                  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

•                  special charges for services requested by a holder of a common unit; and

•                  other similar fees or charges.

There is no charge to our unitholders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal

The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor is appointed or has not accepted its appointment within 30 days of the resignation or removal of the transfer agent, our general partner may act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

Upon the transfer of a common unit in accordance with our partnership agreement, the transferee of the common unit shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Each transferee:

•                  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•                  automatically becomes bound by the terms and conditions of our partnership agreement; and

•                  gives the consents, waivers and approvals contained in our partnership agreement.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of a common unit as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Common units are securities and any transfers are subject to the laws governing the transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a substituted limited partner in our partnership for the transferred common units.

Until a common unit has been transferred on our books, we and the transfer agent may treat the record holder of the common unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Number of Common and Subordinated Units

As of June 22, 2016 we had outstanding 12,867,775 common units and 11,905,138 subordinated units. Common units are traded on the NYSE under the symbol “EVA.” There is currently no established public trading market for our subordinated units.

The Preferred Units

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities for the consideration and with the designations, preferences, rights, powers and duties established by our general partner without the approval of any of our limited partners. In accordance with Delaware law and the provisions of our partnership agreement, we may issue additional partnership interests that have special voting rights to which our common units or subordinated units are not entitled. As of the date of this prospectus, we have no preferred units outstanding.

Should we offer preferred units under this prospectus, a prospectus supplement relating to the particular series of preferred units offered will include the specific terms of those preferred units, including, among other things, the following:

•                  the designation, stated value and liquidation preference of the preferred units and the number of preferred units offered;

•                  the price at which the preferred units will be issued;

•                  the conversion or exchange provisions of the preferred units;

•                  any redemption or sinking fund provisions of the preferred units;

•                  the distribution rights of the preferred units, if any;

•                  a discussion of any additional material federal income tax considerations regarding the preferred units; and

•                  any additional rights, preferences, privileges, limitations and restrictions of the preferred units.

HOW WE MAKE DISTRIBUTIONS TO OUR PARTNERS

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

General

Cash Distribution Policy

Our partnership agreement provides that our general partner will make a determination as to whether to make a distribution, but our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner has adopted a cash distribution policy that sets forth our general partner’s intention with respect to the distributions made to unitholders. Pursuant to our cash distribution policy, within 60 days after the end of each quarter, we intend to distribute to the holders of common and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.4125 per unit, or $1.65 on an annualized basis, to the extent we have sufficient cash after establishment of cash reserves and payment of fees and expenses, including payments to our general partner and its affiliates.

The board of directors of our general partner may change the foregoing distribution policy at any time and from time to time, and even if our cash distribution policy is not modified or revoked, the amount of distributions paid under our policy and the decision to make any distribution is determined by our general partner. Our partnership agreement does not contain a requirement for us to pay distributions to our unitholders, and there is no guarantee that we will pay the minimum quarterly distribution, or any distribution, on the units in any quarter. However, our partnership agreement does contain provisions intended to motivate our general partner to make steady, increasing and sustainable distributions over time.

Set forth below is a summary of the significant provisions of our partnership agreement that relate to cash distributions.

Operating Surplus and Capital Surplus

General

Any distributions we make are characterized as made from “operating surplus” or “capital surplus.” Distributions from operating surplus are made differently than cash distributions that we would make from capital surplus. Operating surplus distributions will be made to our unitholders and, if we make quarterly distributions above the first target distribution level described below, to the holder of our incentive distribution rights. We do not anticipate that we will make any distributions from capital surplus. In such an event, however, any capital surplus distribution would be made pro rata to all unitholders, but the incentive distribution rights would generally not participate in any capital surplus distributions. Any distribution of capital surplus would result in a reduction of the minimum quarterly distribution and target distribution levels and, if we reduce the minimum quarterly distribution to zero and eliminate any unpaid arrearages, thereafter capital surplus would be distributed as if it were operating surplus and the incentive distribution rights would thereafter be entitled to participate in such distributions. Please see “—Distributions From Capital Surplus.”

Operating Surplus

We define operating surplus as:

•                  $39.3 million (as described below); plus

•                  all of our cash receipts beginning May 4, 2015, the closing date of our initial public offering (“IPO”), excluding cash from interim capital transactions (as defined below) and provided that cash receipts from the termination of any hedge contract prior to its stipulated settlement or termination date will be included in equal quarterly installments over the remaining scheduled life of such hedge contract had it not been terminated; plus

•                  cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to finance all or a portion of expansion capital expenditures in respect of the period that commences when we enter into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date any acquisition, construction, development or expansion commences commercial service and the date that it is disposed of or abandoned; plus

•                  cash distributions paid in respect of equity issued (including incremental distributions on incentive distribution rights) to pay the construction period interest on debt incurred, or to pay construction period distributions on equity issued, to finance the expansion capital expenditures referred to above, in each case, in respect of the period that commences when we enter into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date any acquisition, construction, development or expansion commences commercial service and the date that it is disposed of or abandoned; plus

•                  an amount equal to the net proceeds from our IPO and borrowings prior to our IPO that are retained for general partnership purposes, up to the amount of accounts receivable distributed to our sponsor prior to our IPO; less

•                  all of our operating expenditures (as defined below) after the closing of our IPO; less

•                  the amount of cash reserves established by our general partner to provide funds for future operating expenditures; less

•                  all working capital borrowings not repaid within twelve months after having been incurred; less

•                  any loss realized on disposition of an investment capital expenditure.

Disbursements made, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period but on or before the date on which cash or cash equivalents will be distributed with respect to such period shall be deemed to have been made, received, established, increased or reduced, for purposes of determining operating surplus, within such period if our general partner so determines. Furthermore, cash received from an interest in an entity for which we account using the equity method will not be included to the extent it exceeds our proportionate share of that entity’s operating surplus (calculated as if the definition of operating surplus applied to such entity from the date of our acquisition of such an interest without any basket similar to that described in the first bullet above). Operating surplus does not reflect cash generated by our operations. For example, it includes a basket of $39.3 million that enables us, if we choose, to distribute as operating surplus cash we receive in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, we may also distribute as operating surplus up to the amount of any such cash that we receive from non-operating sources.

The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures, as described below, and thus reduce operating surplus when made. However, if a working capital borrowing is not repaid during the twelve-month period following the borrowing, it will be deducted from operating surplus at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowing is in fact repaid, it will be excluded from operating expenditures because operating surplus will have been previously reduced by the deduction.

We define operating expenditures in our partnership agreement, and it generally means all of our cash expenditures, including, but not limited to, taxes, reimbursement of expenses to our general partner or its affiliates, payments made under hedge contracts (provided that (1) with respect to amounts paid in connection with the initial purchase of a hedge contract, such amounts will be amortized over the life of the applicable hedge contract and (2) payments made in connection with the termination of any hedge contract prior to the expiration of its stipulated settlement or termination date will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract), officer compensation, repayment of working capital borrowings, interest on indebtedness and capital expenditures (as discussed in further detail below), provided that operating expenditures will not include:

•                  repayment of working capital borrowings deducted from operating surplus pursuant to the penultimate bullet point of the definition of operating surplus above when such repayment actually occurs;

•                  payments (including prepayments and prepayment penalties and the purchase price of indebtedness that is repurchased and cancelled) of principal of and premium on indebtedness, other than working capital borrowings;

•                  expansion capital expenditures;

•                  investment capital expenditures;

•                  payment of transaction expenses relating to interim capital transactions;

•                  distributions to our partners (including distributions in respect of our incentive distribution rights); or

•                  repurchases of equity interests except to fund obligations under employee benefit plans.

Capital Surplus

Capital surplus is defined in our partnership agreement as any cash distributed in excess of our operating surplus. Accordingly, capital surplus would generally be generated only by the following (which we refer to as “interim capital transactions”):

•                  borrowings other than working capital borrowings;

•                  sales of our equity interests; and

•                  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirement or replacement of assets.

Characterization of Cash Distributions

Our partnership agreement provides that we treat all cash distributed as coming from operating surplus until the sum of all cash distributed since May 4, 2015, the closing date of our IPO (other than any distributions of proceeds of our IPO), equals the operating surplus from the closing of our IPO. Our partnership agreement provides that we treat any amount distributed in excess of operating surplus, regardless of its source, as distributions of capital surplus. We do not anticipate that we will make any distributions from capital surplus.

Capital Expenditures

Maintenance capital expenditures reduce operating surplus, but expansion capital expenditures and investment capital expenditures do not. Maintenance capital expenditures are those cash expenditures made to maintain our long-term operating capacity or net income. Our business, facilities and production equipment are not generally subject to major turnaround, overhaul or rebuilds. Rather, our assets, principally rotating mechanical processing equipment, require tool and die replacement which we expense as we consume the tools. Examples of maintenance capital expenditures include expenditures associated with the replacement of equipment, ductwork or paving to the extent such expenditures are made to maintain our long-term operating capacity or net income. Expenditures made solely for investment purposes are not considered maintenance capital expenditures.

Expansion capital expenditures are those cash expenditures, including transaction expenses, made to increase our operating capacity or net income over the long term. Examples of expansion capital expenditures include the acquisition of equipment, development of a new production plant or the expansion of an existing production plant, to the extent such expenditures are expected to expand our long-term operating capacity or net income. Expansion capital expenditures also include interest (and related fees) on debt incurred and distributions on equity issued (including incremental distributions on incentive distribution rights) to finance all or any portion of such acquisition, construction, development or expansion in respect of the period that commences when we enter into a binding obligation for the acquisition, construction, development or expansion and ending on the earlier to occur of the date any acquisition, construction, development or expansion commences commercial service and the date that it is disposed of or abandoned. Expenditures made solely for investment purposes are not considered expansion capital expenditures.

Investment capital expenditures are those capital expenditures, including transaction expenses, that are neither maintenance capital expenditures nor expansion capital expenditures. Investment capital expenditures largely consist of capital expenditures made for investment purposes. Examples of investment capital expenditures include traditional capital expenditures for investment purposes, such as purchases of securities, as well as other capital expenditures that might be made in lieu of such traditional investment capital expenditures, such as the acquisition of an asset for investment purposes or development of assets that are in excess of the maintenance of our existing operating capacity or net income, but which are not expected to expand, for more than the short term, our operating capacity or net income.

As described above, neither investment capital expenditures nor expansion capital expenditures are operating expenditures, and thus do not reduce operating surplus. Because expansion capital expenditures include interest payments (and related fees) on debt incurred to finance all or a portion of an acquisition, development or expansion in respect of a period that begins when we enter into a binding obligation for an acquisition, construction, development or expansion and ending on the earlier to occur of the date on which such acquisition, construction, development or expansion commences commercial service and the date that it is abandoned or disposed of, such interest payments also do not reduce operating surplus. Losses on disposition of an investment capital expenditure reduce operating surplus when realized and cash receipts from an investment capital expenditure are treated as a cash receipt for purposes of calculating operating surplus only to the extent the cash receipt is a return on principal.

Cash expenditures that are made in part for maintenance capital purposes, investment capital purposes or expansion capital purposes are allocated as maintenance capital expenditures, investment capital expenditures or expansion capital expenditures by our general partner.

Subordination Period

General

Our partnership agreement provides that, during the subordination period (as described below), the common units have the right to receive distributions from operating surplus each quarter in an amount equal to $0.4125 per common unit, which amount is defined in our partnership agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units are not entitled to receive any distributions from operating surplus until the common units have received the minimum quarterly distribution plus any arrearages in the payment of the minimum quarterly distribution from prior quarters. Furthermore, no arrearages are paid on the subordinated units. The practical effect of the subordinated units is to increase the likelihood that during the subordination period there will be sufficient cash from operating surplus to pay the minimum quarterly distribution on the common units.

Determination of Subordination Period

Our sponsor currently owns all of our subordinated units. The subordination period began on May 4, 2015, the closing date of our IPO, and, except as described below, the subordination period will expire on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending March 31, 2018, if each of the following has occurred:

•                  distributions from operating surplus on each of the outstanding common and subordinated units equaled or exceeded the sum of the minimum quarterly distribution for each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date;

•                  the “adjusted operating surplus” (as defined below) generated during each of the three consecutive, non-overlapping four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distribution on all of the outstanding common and subordinated units during those periods on a fully diluted weighted average basis; and

•                  there are no arrearages in payment of the minimum quarterly distribution on the common units.

Early Termination of Subordination Period

Notwithstanding the foregoing, the subordination period will automatically terminate, and all of the subordinated units will convert into common units on a one-for-one basis, on the first business day after the distribution to unitholders in respect of any quarter, beginning with the quarter ending March 31, 2016, if each of the following has occurred:

•                  distributions from operating surplus exceeded $2.475 (150.0% of the annualized minimum quarterly distribution) on all outstanding common units and subordinated units for a four-quarter period immediately preceding that date;

•                  the “adjusted operating surplus” (as defined below) generated during the four-quarter period immediately preceding that date equaled or exceeded the sum of $2.475 (150.0% of the annualized minimum quarterly distribution) on all of the outstanding common and subordinated units during that period on a fully diluted weighted average basis, plus the related distribution on the incentive distribution rights; and

•                  there are no arrearages in payment of the minimum quarterly distributions on the common units.

Conversion Upon Removal of the General Partner

In addition, if the unitholders remove our general partner other than for cause the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis, provided (1) neither such person nor any of its affiliates voted any of its units in favor of the removal and (2) such person is not an affiliate of the successor general partner.

Expiration of the Subordination Period

When the subordination period ends, each outstanding subordinated unit will convert into one common unit and will then participate pro-rata with the other common units in distributions.

Adjusted Operating Surplus

Adjusted operating surplus is intended to generally reflect the cash generated from operations during a particular period and therefore excludes net increases in working capital borrowings and net drawdowns of reserves of cash generated in prior periods if not utilized to pay expenses during that period. Adjusted operating surplus for any period consists of:

•                  operating surplus generated with respect to that period (excluding any amounts attributable to the items described in the first bullet point under “—Operating Surplus and Capital Surplus—Operating Surplus” above); less

•                  any net increase during that period in working capital borrowings; less

•                  any net decrease during that period in cash reserves for operating expenditures not relating to an operating expenditure made during that period; plus

•                  any net decrease during that period in working capital borrowings; plus

•                  any net increase during that period in cash reserves for operating expenditures required by any debt instrument for the repayment of principal, interest or premium; plus

•                  any net decrease made in subsequent periods in cash reserves for operating expenditures initially established during such period to the extent such decrease results in a reduction of adjusted operating surplus in subsequent periods pursuant to the third bullet point above.

Any disbursements received, cash received (including working capital borrowings) or cash reserves established, increased or reduced after the end of a period that the general partner determines to include in operating surplus for such period shall also be deemed to have been made, received or established, increased or reduced in such period for purposes of determining adjusted operating surplus for such period.

Distributions From Operating Surplus During the Subordination Period

If we make a distribution from operating surplus for any quarter ending before the end of the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•                  first, to the common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter and any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters;

•                  second, to the subordinated unitholders, pro rata, until we distribute for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

•                  thereafter, in the manner described in “—Incentive Distribution Rights” below.

Distributions From Operating Surplus After the Subordination Period

If we make distributions of cash from operating surplus for any quarter ending after the subordination period, our partnership agreement requires that we make the distribution in the following manner:

•                  first, to all common unitholders, pro rata, until we distribute for each common unit an amount equal to the minimum quarterly distribution for that quarter; and

•                  thereafter, in the manner described in “—Incentive Distribution Rights” below.

General Partner Interest

Our general partner owns a non-economic general partner interest in us, which does not entitle it to receive cash distributions. However, our general partner owns the incentive distribution rights and may in the future own common units or other equity interests in us and will be entitled to receive distributions on any such interests.

Incentive Distribution Rights

Incentive distribution rights represent the right to receive increasing percentages (15.0%, 25.0% and 50.0%) of quarterly distributions from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Our general partner currently holds the incentive distribution rights, but may transfer these rights separately from its general partner interest.

If for any quarter:

•                  we have distributed cash from operating surplus to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and

•                  we have distributed cash from operating surplus on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then we will make additional distributions from operating surplus for that quarter among the unitholders and the holders of the incentive distribution rights in the following manner:

•                  first, to all unitholders, pro rata, until each unitholder receives a total of $0.4744 per unit for that quarter (the “first target distribution”);

•                  second, 85.0% to all common unitholders and subordinated unitholders, pro rata, and 15.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.5156 per unit for that quarter (the “second target distribution”);

•                  third, 75.0% to all common unitholders and subordinated unitholders, pro rata, and 25.0% to the holders of our incentive distribution rights, until each unitholder receives a total of $0.6188 per unit for that quarter (the “third target distribution”); and

•                  thereafter, 50.0% to all common unitholders and subordinated unitholders, pro rata, and 50.0% to the holders of our incentive distribution rights.

Percentage Allocations of Distributions From Operating Surplus

The following table illustrates the percentage allocations of distributions from operating surplus between the unitholders and the holders of our incentive distribution rights based on the specified target distribution levels. The amounts set forth under the column heading “Marginal Percentage Interest in Distributions” are the percentage interests of the holders of our incentive distribution rights and the unitholders in any distributions from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Per Unit.” The percentage interests shown for our unitholders and the holders of our incentive distribution rights for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests set forth below assume there are no arrearages on common units.

	Total Quarterly Distribution	Marginal Percentage Interest in Distributions
	Per Unit	Unitholders	IDR Holders
Minimum Quarterly Distribution	up to $0.4125	100.0%	0%
First Target Distribution	above $0.4125 up to $0.4744	100.0%	0%
Second Target Distribution	above $0.4744 up to $0.5156	85.0%	15.0%
Third Target Distribution	above $0.5156 up to $0.6188	75.0%	25.0%
Thereafter	above $0.6188	50.0%	50.0%

Incentive Distribution Right Holders’ Right to Reset Incentive Distribution Levels

Our general partner, as the initial holder of our incentive distribution rights, has the right under our partnership agreement to elect to relinquish the right to receive incentive distribution payments based on the initial target distribution levels and to reset, at higher levels, the target distribution levels upon which the incentive distribution payments would be set. If our general partner transfers all or a portion of the incentive distribution rights in the future, then the holder or holders of a majority of our incentive distribution rights will be entitled to exercise this right.

The right to reset the target distribution levels upon which the incentive distributions are based may be exercised, without approval of our unitholders or the conflicts committee of our general partner, at any time when there are no subordinated units outstanding and we have made cash distributions in excess of the then- applicable third target distribution for the prior four consecutive fiscal quarters. The reset target distribution levels will be higher than the most recent per unit distribution level prior to the reset election and higher than the target distribution levels prior to the reset such that there will be no incentive distributions paid under the reset target distribution levels until cash distributions per unit following the reset event increase as described below. Because the reset target distribution levels will be higher than the most recent per unit distribution level prior to the reset, if we were to issue additional common units after the reset and maintain the per unit distribution level, no additional incentive distributions would be payable. By contrast, if there were no such reset and we were to issue additional common units and maintain the per unit distribution level, additional incentive distributions would have to be paid based on the additional number of outstanding common units and the percentage interest of the incentive distribution rights above the target distribution levels. Thus, the exercise of the reset right would lower our cost of equity capital. We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would otherwise not be sufficiently accretive to cash distributions per common unit, taking into account the existing levels of incentive distribution payments being made.

In connection with the resetting of the target distribution levels and the corresponding relinquishment by our general partner of incentive distribution payments based on the target cash distributions prior to the reset, our general partner will be entitled to receive a number of newly issued common units based on the formula described below that takes into account the “cash parity” value of the cash distributions related to the incentive distribution rights for the quarter prior to the reset event as compared to the cash distribution per common unit in such quarter.

The number of common units to be issued in connection with a resetting of the minimum quarterly distribution amount and the target distribution levels would equal the quotient determined by dividing (x) the amount of cash distributions received in respect of the incentive distribution rights for the fiscal quarter ended immediately prior to the date of such reset election by (y) the amount of cash distributed per common unit with respect to such quarter.

Following a reset election, a baseline minimum quarterly distribution amount will be calculated as an amount equal to the cash distribution amount per unit for the fiscal quarter immediately preceding the reset election (which amount we refer to as the “reset minimum quarterly distribution”) and the target distribution levels will be reset to be correspondingly higher such that we would make distributions from operating surplus for each quarter thereafter as follows:

•                  first, to all common unitholders, pro rata, until each unitholder receives an amount per unit for that quarter equal to 115.0% of the reset minimum quarterly distribution;

•                  second, 85.0% to all common unitholders, pro rata, and 15.0% to the holders of our incentive distribution rights, until each unitholder receives an amount per unit for that quarter equal to 125.0% of the reset minimum quarterly distribution;

•                  third, 75.0% to all common unitholders, pro rata, and 25.0% to the holders of our incentive distribution rights, until each unitholder receives an amount per unit for that quarter equal to 150.0% of the reset minimum quarterly distribution; and

•                  thereafter, 50.0% to all common unitholders, pro rata, and 50.0% to the holders of our incentive distribution rights.

Because a reset election can only occur after the subordination period expires, the reset minimum quarterly distribution will have no significance except as a baseline for the target distribution levels.

The holders of our incentive distribution rights are entitled to cause the target distribution levels to be reset on more than one occasion. There are no restrictions on the ability to exercise their reset right multiple times, but the requirements for exercise must be met each time. Because one of the requirements is that we make cash distributions in excess of the then-applicable third target distribution for the prior four consecutive fiscal quarters, a minimum of four quarters must elapse between each reset.

Distributions From Capital Surplus

How Distributions From Capital Surplus Will Be Made

Our partnership agreement requires that we make distributions from capital surplus, if any, in the following manner:

•                  first, to all common unitholders and subordinated unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;

•                  second, to the common unitholders, pro rata, until we distribute for each common unit an amount from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•                  thereafter, we will make all distributions from capital surplus as if they were from operating surplus.

Effect of a Distribution From Capital Surplus

Our partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price from our IPO, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution of capital surplus to the fair market value of the common units prior to the announcement of the distribution. Because distributions of capital surplus will reduce the minimum quarterly distribution and target distribution levels after any of these distributions are made, it may be easier for our general partner to receive incentive distributions and for the subordinated units to convert into common units. However, any distribution of capital surplus before the minimum quarterly distribution is reduced to zero cannot be applied to the payment of the minimum quarterly distribution or any arrearages.

Once we reduce the minimum quarterly distribution and target distribution levels to zero, all future distributions will be made such that 50.0% is paid to all unitholders, pro rata, and 50.0% is paid to the holder or holders of incentive distribution rights.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to adjusting the minimum quarterly distribution and target distribution levels to reflect a distribution of capital surplus, if we combine our common units into fewer common units or subdivide our common units into a greater number of common units, our partnership agreement specifies that the following items will be proportionately adjusted:

•                  the minimum quarterly distribution;

•                  the target distribution levels;

•                  the initial unit price, as described below under “—Distributions of Cash Upon Liquidation”;

•                  the per unit amount of any outstanding arrearages in payment of the minimum quarterly distribution on the common units; and

•                  the number of subordinated units.

For example, if a two-for-one split of the common units should occur, the minimum quarterly distribution, the target distribution levels and the initial unit price would each be reduced to 50.0% of its initial level. If we combine our common units into a lesser number of units or subdivide our common units into a greater number of units, we will combine or subdivide our subordinated units using the same ratio applied to the common units. We will not make any adjustment by reason of the issuance of additional units for cash or property.

In addition, if, as a result of a change in law or interpretation thereof, we or any of our subsidiaries is treated as an association taxable as a corporation or is otherwise subject to additional taxation as an entity for U.S. federal, state, local or non-U.S. income or withholding tax purposes, our general partner may, in its sole discretion, reduce the minimum quarterly distribution and the target distribution levels for each quarter by multiplying each distribution level by a fraction, the numerator of which is cash for that quarter (after deducting our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation) and the denominator of which is the sum of (1) cash for that quarter, plus (2) our general partner’s estimate of our additional aggregate liability for the quarter for such income and withholding taxes payable by reason of such change in law or interpretation thereof. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in distributions with respect to subsequent quarters.

Distributions of Cash Upon Liquidation

General

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders and the holders of the incentive distribution rights, in accordance with their capital account balances, as adjusted to reflect any gain or loss upon the sale or other disposition of our assets in liquidation.

The allocations of gain and loss upon liquidation are intended, to the extent possible, to entitle the holders of units to a repayment of the initial value contributed by unitholders for their units, which we refer to as the “initial unit price” for each unit. The allocations of gain and loss upon liquidation are also intended, to the extent possible, to entitle the holders of common units to a preference over the holders of subordinated units upon our liquidation, to the extent required to permit common unitholders to receive their initial unit price plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any unpaid arrearages in payment of the minimum quarterly distribution on the common units. However, there may not be sufficient gain upon our liquidation to enable the common unitholders to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units. Any further net gain recognized upon liquidation will be allocated in a manner that takes into account the incentive distribution rights.

Manner of Adjustments for Gain

The manner of the adjustment for gain is set forth in the partnership agreement. If our liquidation occurs before the end of the subordination period, we will generally allocate any gain to the partners in the following manner:

•                  first, to our general partner to the extent of certain prior losses specially allocated to our general partner;

•                  second, to the common unitholders, pro rata, until the capital account for each common unit is equal to the sum of: (1) the initial unit price; (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs; and (3) any unpaid arrearages in payment of the minimum quarterly distribution;

•                  third, to the subordinated unitholders, pro rata, until the capital account for each subordinated unit is equal to the sum of: (1) the initial unit price; and (2) the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs;

•                  fourth, to all unitholders, pro rata, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the first target distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the minimum quarterly distribution per unit that we distributed to the unitholders, pro rata, for each quarter of our existence;

•                  fifth, 85.0% to all unitholders, pro rata, and 15.0% to the holders of our incentive distribution rights, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the second target distribution per unit over the first target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the first target distribution per unit that we distributed 85.0% to the unitholders, pro rata, and 15.0% to the holders of our incentive distribution rights for each quarter of our existence;

•                  sixth, 75.0% to all unitholders, pro rata, and 25.0% to the holders of our incentive distribution rights, until we allocate under this bullet an amount per unit equal to: (1) the sum of the excess of the third target distribution per unit over the second target distribution per unit for each quarter of our existence; less (2) the cumulative amount per unit of any distributions from operating surplus in excess of the second target distribution per unit that we distributed 75.0% to the unitholders, pro rata, and 25.0% to the holders of our incentive distribution rights for each quarter of our existence; and

•                  thereafter, 50.0% to all unitholders, pro rata, and 50.0% to holders of our incentive distribution rights.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that clause (3) of the second bullet point above and all of the third bullet point above will no longer be applicable.

We may make special allocations of gain among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Manner of Adjustments for Losses

If our liquidation occurs before the end of the subordination period, we will generally allocate any loss to our general partner and the unitholders in the following manner:

•                  first, to holders of subordinated units in proportion to the positive balances in their capital accounts until the capital accounts of the subordinated unitholders have been reduced to zero;

•                  second, to the holders of common units in proportion to the positive balances in their capital accounts, until the capital accounts of the common unitholders have been reduced to zero; and

•                  thereafter, 100.0% to our general partner.

If the liquidation occurs after the end of the subordination period, the distinction between common units and subordinated units will disappear, so that all of the first bullet point above will no longer be applicable.

We may make special allocations of loss among the partners in a manner to create economic uniformity among the common units into which the subordinated units convert and the common units held by public unitholders.

Adjustments to Capital Accounts

Our partnership agreement requires that we make adjustments to capital accounts upon the issuance of additional units. In this regard, our partnership agreement specifies that we allocate any unrealized and, for federal income tax purposes, unrecognized gain resulting from the adjustments to the unitholders and the holders of our incentive distribution rights in the same manner as we allocate gain upon liquidation. In the event that we make positive adjustments to the capital accounts upon the issuance of additional units, our partnership agreement requires that we generally allocate any later negative adjustments to the capital accounts resulting from the issuance of additional units or upon our liquidation in a manner that results, to the extent possible, in the partners’ capital account balances equaling the amount that they would have been if no earlier positive adjustments to the capital accounts had been made. In contrast to the allocations of gain, and except as provided above, we generally will allocate any unrealized and unrecognized loss resulting from the adjustments to capital accounts upon the issuance of additional units to the unitholders and the holders of our incentive distribution rights based on their respective percentage ownership of us. In this manner, prior to the end of the subordination period, we generally will allocate any such loss equally with respect to our common and subordinated units. If we make negative adjustments to the capital accounts as a result of such loss, future positive adjustments resulting from the issuance of additional units will be allocated in a manner designed to reverse the prior negative adjustments, and special allocations will be made upon liquidation in a manner that results, to the extent possible, in our unitholders’ capital account balances equaling the amounts they would have been if no earlier adjustments for loss had been made.

THE PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. We will provide prospective investors with a copy of our partnership agreement upon request at no charge.

We summarize the following provisions of our partnership agreement elsewhere in this prospectus:

•                  with regard to distributions of available cash, please read “How We Make Distributions To Our Partners”;

•                  with regard to the duties of, and standard of care applicable to, our general partner, please read “Conflicts of Interest and Fiduciary Duties”;

•                  with regard to the transfer of common units, please read “Description of the Units and the Preferred Units—Transfer of Common Units”; and

•                  with regard to allocations of taxable income and taxable loss, please read “Material U.S. Federal Income Tax Consequences.”

Organization and Duration

We were organized in November 2013 and will have a perpetual existence unless terminated pursuant to the terms of our partnership agreement.

Purpose

Our purpose, as set forth in our partnership agreement, is limited to any business activity that is approved by our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided that our general partner shall not cause us to take any action that the general partner determines would be reasonably likely to cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

Although our general partner has the ability to cause us and our subsidiaries to engage in activities other than the business of supplying utility-grade wood pellets, our general partner may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in good faith or in the best interests of us or the limited partners. Our general partner is generally authorized to perform all acts it determines to be necessary or appropriate to carry out our purposes and to conduct our business.

Cash Distributions

Our partnership agreement does not require us to pay distributions at any time or in any amount. Instead, the board of directors of our general partner has adopted a cash distribution policy that sets forth our general partner’s intention with respect to the distributions to be made to unitholders.

Our partnership agreement specifies the manner in which we will make cash distributions to holders of our common units and other partnership securities as well as to our general partner in respect of its incentive distribution rights. For a description of these cash distribution provisions, please read “How We Make Distributions To Our Partners.”

Capital Contributions

Unitholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Voting Rights

The following is a summary of the unitholder vote required for approval of the matters specified below. Matters that call for the approval of a “unit majority” require:

•                  during the subordination period, the approval of a majority of the common units, excluding those common units whose vote is controlled by our general partner or its affiliates, and a majority of the subordinated units, voting as separate classes; and

•                  after the subordination period, the approval of a majority of the common units.

In voting their common and subordinated units, our general partner and its affiliates have no duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners.

The incentive distribution rights may be entitled to vote in certain circumstances.

Issuance of additional units	No approval right.

Amendment of the partnership agreement

Certain amendments may be made by our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read “—Amendment of the Partnership Agreement.”

Merger of our partnership or the sale of all or substantially all of our assets	Unit majority in certain circumstances. Please read “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Dissolution of our partnership	Unit majority. Please read “—Dissolution.”

Continuation of our business upon dissolution	Unit majority. Please read “—Dissolution.”

Withdrawal of our general partner

Under most circumstances, the approval of a majority of the common units, excluding common units held by our general partner and its affiliates, is required for the withdrawal of our general partner prior to March 31, 2025 in a manner that would cause a dissolution of our partnership. Please read “—Withdrawal or Removal of Our General Partner.”

Removal of our general partner

Not less than 66 2/3% of the outstanding units, voting as a single class, including units held by our general partner and its affiliates. In addition, any vote to remove our general partner during the subordination period must provide for the election of a successor general partner by the holders of a majority of the common units and a majority of the subordinated units, voting as separate classes. Please read “—Withdrawal or Removal of Our General Partner.”

Transfer of our general partner interest	No approval right. Please read “—Transfer of General Partner Interest.”

Transfer of incentive distribution rights	No approval right. Please read “—Transfer of Subordinated Units and Incentive Distribution Rights.”

Transfer of ownership interests in our general partner	No approval right. Please read “—Transfer of Ownership Interests in the General Partner.”

If any person or group other than our general partner and its affiliates acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply to any person or group that acquires the units from our general partner or its affiliates and any transferees of that person or group approved by our general partner or to any person or group who acquires the units with the specific prior approval of our general partner.

Applicable Law; Forum, Venue and Jurisdiction

Our partnership agreement is governed by Delaware law. Our partnership agreement requires that any claims, suits, actions or proceedings:

•                  arising out of or relating in any way to the partnership agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of the partnership agreement or the duties, obligations or liabilities among limited partners or of limited partners to us, or the rights or powers of, or restrictions on, the limited partners or us);

•                  brought in a derivative manner on our behalf;

•                  asserting a claim of breach of a duty owed by any director, officer or other employee of us or our general partner, or owed by our general partner, to us or the limited partners;

•                  asserting a claim arising pursuant to any provision of the Delaware Act; or

•                  asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims. By purchasing a common unit, a limited partner is irrevocably consenting to these limitations and provisions regarding claims, suits, actions or proceedings and submitting to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or such other court) in connection with any such claims, suits, actions or proceedings.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Act and that he otherwise acts in conformity with the provisions of the partnership agreement, his liability under the Delaware Act is limited, subject to possible exceptions, to the amount of capital he is obligated to contribute to us for his common units plus his share of any undistributed profits and assets. However, if it were determined that the right, or exercise of the right, by the limited partners as a group:

•                  to remove or replace our general partner;

•                  to approve some amendments to our partnership agreement; or

•                  to take other action under our partnership agreement;

constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us under the reasonable belief that the limited partner is a general partner. Neither our partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner. While this does not mean that a limited partner could not seek legal recourse, we know of no precedent for this type of a claim in Delaware case law.

Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years.

Our subsidiaries conduct business in several states and we may have subsidiaries that conduct business in other states or countries in the future. Maintenance of our limited liability as owner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.

Limitations on the liability of members or limited partners for the obligations of a limited liability company or limited partnership have not been clearly established in many jurisdictions. If, by virtue of our ownership interest in our subsidiaries or otherwise, it were determined that we were conducting business in any jurisdiction without compliance with the applicable limited partnership or limited liability company statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to our partnership agreement, or to take other action under our partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Interests

Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our general partner without the approval of the unitholders.

It is possible that we will fund acquisitions through the issuance of additional common units, subordinated units or other partnership interests. Holders of any additional common units we issue will be entitled to share equally with the then-existing common unitholders in our distributions. In addition, the issuance of additional common units or other partnership interests may dilute the value of the interests of the then-existing common unitholders in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, as determined by our general partner, may have rights to distributions or special voting rights to which the common units are not entitled. In addition, our partnership agreement does not prohibit our subsidiaries from issuing equity interests, which may effectively rank senior to the common units.

Our general partner will have the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other partnership interests whenever, and on the same terms that, we issue partnership interests to persons other than our general partner and its affiliates, to the extent necessary to maintain the percentage interest of our general partner and its affiliates, including such interest represented by common and subordinated units, that existed immediately prior to each issuance. The common unitholders will not have preemptive rights under our partnership agreement to acquire additional common units or other partnership interests.

Amendment of the Partnership Agreement

General

Amendments to our partnership agreement may be proposed only by our general partner. However, our general partner has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interests of us or the limited partners. In order to adopt a proposed amendment, other than the amendments discussed below, our general partner is required to seek written approval of the holders of the number of units required to approve the amendment or to call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

Prohibited Amendments

No amendment may be made that would:

•                  enlarge the obligations of any limited partner without his consent, unless approved by at least a majority of the type or class of limited partner interests so affected; or

•                  enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without the consent of our general partner, which consent may be given or withheld in its sole discretion.

The provision of our partnership agreement preventing the amendments having the effects described in the clauses above can be amended upon the approval of the holders of at least 90.0% of the outstanding units, voting as a single class (including units owned by our general partner and its affiliates).

No Unitholder Approval

Our general partner may generally make amendments to our partnership agreement without the approval of any limited partner to reflect:

•                  a change in our name, the location of our principal place of business, our registered agent or our registered office;

•                  the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;

•                  a change that our general partner determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or other entity in which the limited partners have limited liability under the laws of any state or to ensure that neither we nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes (to the extent not already so treated or taxed);

•                  an amendment that is necessary, in the opinion of our counsel, to prevent us or our general partner or its directors, officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisers Act of 1940 or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974 (“ERISA”), whether or not substantially similar to plan asset regulations currently applied or proposed;

•                  an amendment that our general partner determines to be necessary or appropriate in connection with the creation, authorization or issuance of additional partnership interests or the right to acquire partnership interests;

•                  any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•                  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;

•                  any amendment that our general partner determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our partnership agreement;

•                  a change in our fiscal year or taxable year and related changes;

•                  conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or

•                  any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our general partner may make amendments to our partnership agreement, without the approval of any limited partner, if our general partner determines that those amendments:

•                  do not adversely affect the limited partners, considered as a whole, or any particular class of limited partners, in any material respect;

•                  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

•                  are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed for trading;

•                  are necessary or appropriate for any action taken by our general partner relating to splits or combinations of units under the provisions of our partnership agreement; or

•                  are required to effect the intent expressed in the prospectus used in connection with our IPO or the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.

Opinion of Counsel and Unitholder Approval

Any amendment that our general partner determines adversely affects in any material respect one or more particular classes of limited partners, and is not permitted to be adopted by our general partner without limited partner approval, requires the approval of at least a majority of the class or classes so affected, but no vote is required by any class or classes of limited partners that our general partner determines are not adversely affected in any material respect. Any such amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units requires the approval of at least a majority of the type or class of units so affected. Any such amendment that reduces the voting percentage required to take any action other than to remove the general partner or call a meeting of unitholders is required to be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced. Any such amendment that increases the percentage of units required to remove the general partner or call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute not less than the percentage sought to be increased. For amendments of the type not requiring unitholder approval, our general partner is not required to obtain an opinion of counsel that an amendment will neither result in a loss of limited liability to the limited partners nor result in our being treated as a taxable entity for federal income tax purposes in connection with any of the amendments. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units, voting as a single class, unless we first obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any of our limited partners.

Merger, Consolidation, Conversion, Sale or Other Disposition of Assets

A merger, consolidation or conversion of us requires the prior consent of our general partner. However, our general partner has no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or the limited partners, including any duty to act in the best interest of us or the limited partners.

In addition, our partnership agreement generally prohibits our general partner, without the prior approval of the holders of a unit majority, from causing us to sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination. Our general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. Our general partner may also sell all or substantially all of our assets under a foreclosure or other realization upon those encumbrances without such approval. Finally, our general partner may consummate any merger without the prior approval of our unitholders if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in a material amendment to the partnership agreement (other than an amendment that the general partner could adopt without the consent of other partners), each of our units will be an identical unit of our partnership following the transaction and the partnership interests to be issued do not exceed 20% of our outstanding partnership interests (other than incentive distribution rights) immediately prior to the transaction.

If the conditions specified in our partnership agreement are satisfied, our general partner may convert us or any of our subsidiaries into a new limited liability entity or merge us or any of our subsidiaries into, or convey all of our assets to, a newly formed entity, if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and tax matters and the governing instruments of the new entity provide the limited partners and our general partner with the same rights and obligations as contained in our partnership agreement. Our unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other similar transaction or event.

Dissolution

We will continue as a limited partnership until dissolved under our partnership agreement. We will dissolve upon:

•                  the election of our general partner to dissolve us, if approved by the holders of units representing a unit majority;

•                  there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;

•                  the entry of a decree of judicial dissolution of our partnership; or

•                  the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or its withdrawal or removal following the approval and admission of a successor.

Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to our receipt of an opinion of counsel to the effect that:

•                  the action would not result in the loss of limited liability under Delaware law of any limited partner; and

•                  neither our partnership nor any of our subsidiaries would be treated as an association taxable as a corporation or otherwise be taxable as an entity for federal income tax purposes upon the exercise of that right to continue (to the extent not already so treated or taxed).

Liquidation and Distribution of Proceeds

Upon our dissolution, unless our business is continued, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner that are necessary or appropriate, liquidate our assets and apply the proceeds of the liquidation as described in “How We Make Distributions To Our Partners—Distributions of Cash Upon Liquidation.” The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.

Withdrawal or Removal of Our General Partner

Except as described below, our general partner has agreed not to withdraw voluntarily as our general partner prior to March 31, 2025 without obtaining the approval of the holders of at least a majority of the outstanding common units, excluding common units held by our general partner and its affiliates, and furnishing an opinion of counsel regarding limited liability and tax matters. On or after March 31, 2025, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. Notwithstanding the information above, our general partner may withdraw without unitholder approval upon 90 days’ notice to the limited partners if at least 50% of the outstanding common units are held or controlled by one person and its affiliates, other than our general partner and its affiliates. In addition, our partnership agreement permits our general partner, in some instances, to sell or otherwise transfer all of its general partner interest in us without the approval of the unitholders. Please read “—Transfer of General Partner Interest.”

Upon withdrawal of our general partner under any circumstances, other than as a result of a transfer by our general partner of all or a part of its general partner interest in us, the holders of a unit majority may select a successor to that withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal the holders of a unit majority agree in writing to continue our business and to appoint a successor general partner. Please read “—Dissolution.”

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 66 2/3% of the outstanding units, voting together as a single class, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. Any removal of our general partner is also subject to the approval of a successor general partner by the vote of the holders of a majority of the outstanding common units, voting as a class, and the outstanding subordinated units, voting as a class. The ownership of more than 33 1/3% of the outstanding units by our general partner and its affiliates gives them the ability to prevent our general partner’s removal.

Our partnership agreement also provides that if our general partner is removed as our general partner under circumstances where cause does not exist:

•                  all subordinated units held by any person (other than the affiliates of the successor general partner) who did not, and whose affiliates did not, vote any units in favor of the removal of the general partner, will immediately and automatically convert into common units on a one-for-one basis; and

•                  if all of the subordinated units convert pursuant to the foregoing, all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end.

In the event of the removal of our general partner under circumstances where cause exists or withdrawal of our general partner where that withdrawal violates our partnership agreement, a successor general partner will have the option to purchase the general partner interest and incentive distribution rights of the departing general partner and its affiliates for a cash payment equal to the fair market value of those interests. Under all other circumstances where our general partner withdraws or is removed by the limited partners, the departing general partner has the option to require the successor general partner to purchase the general partner interest and the incentive distribution rights of the departing general partner and its affiliates for fair market value. In each case, this fair market value will be determined by agreement between the departing general partner and the successor general partner. If no agreement is reached, an independent investment banking firm or other independent expert selected by the departing general partner and the successor general partner will determine the fair market value. Or, if the departing general partner and the successor general partner cannot agree upon an expert, then an expert chosen by agreement of the experts selected by each of them will determine the fair market value.

If the option described above is not exercised by either the departing general partner or the successor general partner, the departing general partner’s general partner interest and all its and its affiliates’ incentive distribution rights will automatically convert into common units equal to the fair market value of those interests as determined by an investment banking firm or other independent expert selected in the manner described in the preceding paragraph.

In addition, we will be required to reimburse the departing general partner for all amounts due the departing general partner, including, without limitation, all employee-related liabilities, including severance liabilities, incurred as a result of the termination of any employees employed for our benefit by the departing general partner or its affiliates.

Transfer of General Partner Interest

At any time, our general partner may transfer all or any of its general partner interest to another person without the approval of our common unitholders. As a condition of this transfer, the transferee must, among other things, assume the rights and duties of our general partner, agree to be bound by the provisions of our partnership agreement and furnish an opinion of counsel regarding limited liability and tax matters.

Transfer of Ownership Interests in the General Partner

At any time, the owner of our general partner may sell or transfer all or part of its ownership interests in our general partner to an affiliate or third party without the approval of our unitholders.

Transfer of Subordinated Units and Incentive Distribution Rights

By transfer of subordinated units or incentive distribution rights in accordance with our partnership agreement, each transferee of subordinated units or incentive distribution rights will be admitted as a limited partner with respect to the subordinated units or incentive distribution rights transferred when such transfer and admission is reflected in our books and records. Each transferee:

•                  represents that the transferee has the capacity, power and authority to become bound by our partnership agreement;

•                  automatically becomes bound by the terms and conditions of our partnership agreement; and

•                  gives the consents, waivers and approvals contained in our partnership agreement, such as the approval of all transactions and agreements we entered into in connection with our formation.

Our general partner will cause any transfers to be recorded on our books and records no less frequently than quarterly.

We may, at our discretion, treat the nominee holder of subordinated units or incentive distribution rights as the absolute owner. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.

Subordinated units and incentive distribution rights are securities and any transfers are subject to the laws governing transfer of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee the right to become a limited partner for the transferred subordinated units or incentive distribution rights.

Until a subordinated unit or incentive distribution right has been transferred on our books, we and the transfer agent may treat the record holder of the unit or right as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

Change of Management Provisions

Our partnership agreement contains specific provisions that are intended to discourage a person or group from attempting to remove Enviva Partners GP, LLC as our general partner or from otherwise changing our management. Please read “—Withdrawal or Removal of Our General Partner” for a discussion of certain consequences of the removal of our general partner. If any person or group, other than our general partner and its affiliates, acquires beneficial ownership of 20% or more of any class of units, that person or group loses voting rights on all of its units. This loss of voting rights does not apply in certain circumstances. Please read “—Meetings; Voting.”

Limited Call Right

If at any time our general partner and its affiliates own more than 80% of the then-issued and outstanding limited partner interests of any class, our general partner will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the limited partner interests of the class held by unaffiliated persons, as of a record date to be selected by our general partner, on at least 10, but not more than 60, days’ notice. The purchase price in the event of this purchase is the greater of:

•                  the highest price paid by our general partner or any of its affiliates for any limited partner interests of the class purchased within the 90 days preceding the date on which our general partner first mails notice of its election to purchase those limited partner interests; and

•                  the average of the daily closing prices of the partnership securities of such class over the 20 trading days preceding the date that is three days before the date the notice is mailed.

As a result of our general partner’s right to purchase outstanding limited partner interests, a holder of limited partner interests may have his limited partner interests purchased at an undesirable time or at a price that may be lower than market prices at various times prior to such purchase or lower than a unitholder may anticipate the market price to be in the future. The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read “Material U.S. Federal Income Tax Consequences—Disposition of Units.”

Non-Taxpaying Holders; Redemption

To avoid any adverse effect on the maximum applicable rates chargeable to customers by us or any of our future subsidiaries, or in order to reverse an adverse determination that has occurred regarding such maximum rate, our partnership agreement provides our general partner the power to amend our partnership agreement. If our general partner, with the advice of counsel, determines that our not being treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes, coupled with the tax status (or lack of proof thereof) of one or more of our limited partners (or their owners, to the extent relevant), has, or is reasonably likely to have, a material adverse effect on the maximum applicable rates chargeable to customers by us or our subsidiaries, then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•                  obtain proof of the federal income tax status of our limited partners (and their owners, to the extent relevant); and

•                  permit us to redeem the units held by any person whose tax status has or is reasonably likely to have a material adverse effect on the maximum applicable rates or who fails to comply with the procedures instituted by our general partner to obtain proof of such person’s federal income tax status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Non-Citizen Assignees; Redemption

If our general partner, with the advice of counsel, determines we are subject to federal, state or local laws or regulations that, in the reasonable determination of our general partner, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any limited partner (or its owners, to the extent relevant), then our general partner may adopt such amendments to our partnership agreement as it determines necessary or advisable to:

•                  obtain proof of the nationality, citizenship or other related status of our limited partners (or their owners, to the extent relevant); and

•                  permit us to redeem the units held by any person whose nationality, citizenship or other related status creates substantial risk of cancellation or forfeiture of any property or who fails to comply with the procedures instituted by the general partner to obtain proof of the nationality, citizenship or other related status. The redemption price in the case of such a redemption will be the average of the daily closing prices per unit for the 20 consecutive trading days immediately prior to the date set for redemption.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of any class of units then outstanding, record holders of units on the record date will be entitled to notice of, and to vote at, meetings of our limited partners and to act upon matters for which approvals may be solicited.

Our general partner does not anticipate that any meeting of our unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken either at a meeting of the unitholders or without a meeting if authorized by the general partner and consents in writing describing the action so taken are signed by holders of the number of units necessary to authorize or take that action at a meeting. Meetings of the unitholders may be called by our general partner or by unitholders owning at least 20% of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings.

The holders of a majority of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum, unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage. Our general partner may postpone any meeting of unitholders one or more times for any reason by giving notice to the unitholders entitled to vote at such meeting. Our general partner may also adjourn any meeting of unitholders one or more times for any reason, including the absence of a quorum, without a vote of the unitholders.

Each record holder of a unit has a vote according to his percentage interest in us, although additional limited partner interests having special voting rights could be issued. Please read “—Issuance of Additional Interests.” However, if at any time any person or group, other than our general partner and its affiliates, or a direct or subsequently approved transferee of our general partner or its affiliates and purchasers specifically approved by our general partner, acquires, in the aggregate, beneficial ownership of 20% or more of any class of units then outstanding, that person or group will lose voting rights on all of its units and the units may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of unitholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise. Except as our partnership agreement otherwise provides, subordinated units will vote together with common units, as a single class.

Any notice, demand, request, report or proxy material required or permitted to be given or made to record common unitholders under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Voting Rights of Incentive Distribution Rights

If a majority of the incentive distribution rights are held by our general partner and its affiliates, the holders of the incentive distribution rights will have no right to vote in respect of such rights on any matter, unless otherwise required by law, and the holders of the incentive distribution rights shall be deemed to have approved any matter approved by our general partner.

If less than a majority of the incentive distribution rights are held by our general partner and its affiliates, the incentive distribution rights will be entitled to vote on all matters submitted to a vote of unitholders, other than amendments and other matters that our general partner determines do not adversely affect the holders of the incentive distribution rights in any material respect. On any matter in which the holders of incentive distribution rights are entitled to vote, such holders will vote together with the subordinated units, prior to the end of the subordination period, or together with the common units, thereafter, in either case as a single class, and such incentive distribution rights shall be treated in all respects as subordinated units or common units, as applicable, when sending notices of a meeting of our limited partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under our partnership agreement. The relative voting power of the holders of the incentive distribution rights and the subordinated units or common units, depending on which class the holders of incentive distribution rights are voting with, will be set in the same proportion as cumulative cash distributions, if any, in respect of the incentive distribution rights for the four consecutive quarters prior to the record date for the vote bears to the cumulative cash distributions in respect of such class of units for such four quarters.

Status as Limited Partner

By transfer of common units in accordance with our partnership agreement, each transferee of common units shall be admitted as a limited partner with respect to the common units transferred when such transfer and admission are reflected in our books and records. Except as described under “—Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional contributions.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:

•                  our general partner;

•                  any departing general partner;

•                  any person who is or was an affiliate of our general partner or any departing general partner;

•                  any person who is or was a manager, managing member, general partner, director, officer, fiduciary or trustee of our partnership, our subsidiaries, our general partner, any departing general partner or any of their affiliates;

•                  any person who is or was serving as a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of another person owing a fiduciary duty to us or our subsidiaries;

•                  any person who controls our general partner or any departing general partner; and

•                  any person designated by our general partner.

Any indemnification under these provisions will only be out of our assets. Unless our general partner otherwise agrees, it will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Reimbursement of Expenses

Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with operating our business. Our partnership agreement does not set a limit on the amount of expenses for which our general partner and its affiliates may be reimbursed. These expenses include salary, bonus, incentive compensation and other amounts paid to persons who perform services for us or on our behalf and expenses allocated to our general partner by its affiliates. Our general partner is entitled to determine the expenses that are allocable to us.

Books and Reports

Our general partner is required to keep appropriate books of our business at our principal offices. These books are maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

We will furnish or make available to record holders of our common units, within 105 days after the close of each fiscal year, an annual report containing audited consolidated financial statements and a report on those consolidated financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 50 days after the close of each quarter. We will be deemed to have made any such report available if we file such report with the SEC on EDGAR or make the report available on a publicly available website that we maintain.

We will furnish each record holder with information reasonably required for federal and state tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of partners can be avoided. Our ability to furnish this summary information to our unitholders will depend on their cooperation in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and in filing his federal and state income tax returns, regardless of whether he supplies us with the necessary information.

Right to Inspect Our Books and Records

Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his own expense, have furnished to him:

•                  a current list of the name and last known address of each record holder; and

•                  copies of our partnership agreement, our certificate of limited partnership, related amendments and powers of attorney under which they have been executed.

Under our partnership agreement, however, each of our limited partners and other persons who acquire interests in our partnership interests, do not have rights to receive information from us or any of the persons we indemnify as described above under “—Indemnification” for the purpose of determining whether to pursue litigation or assist in pending litigation against us or those indemnified persons relating to our affairs, except pursuant to the applicable rules of discovery relating to the litigation commenced by the person seeking information.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets or other information the disclosure of which our general partner determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Our partnership agreement limits the rights to information that a limited partner would otherwise have under Delaware law.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units, subordinated units or other limited partner interests proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. These registration rights continue for two years following any withdrawal or removal of our general partner. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts.

In addition, in connection with the completion of our IPO, we entered into a registration rights agreement with our sponsor. Pursuant to the registration rights agreement, we are required to file a registration statement to register the common units and subordinated units issued to our sponsor and the common units issuable upon the conversion of the subordinated units upon request of our sponsor. In addition, the registration rights agreement gives our sponsor piggyback registration rights under certain circumstances. The registration rights agreement also includes provisions dealing with holdback agreements, indemnification and contribution and allocation of expenses. These registration rights are transferable to affiliates of our sponsor and, in certain circumstances, to third parties.

CONFLICTS OF INTEREST AND FIDUCIARY DUTIES

Conflicts of Interest

Conflicts of interest exist and may arise in the future as a result of the relationships between our general partner and its directors, officers and owners (including our sponsor), on the one hand, and us and our limited partners, on the other hand. When the directors and officers of our general partner cause our general partner to manage and operate our business, the directors and officers must cause our general partner to act in a manner consistent with our general partner’s applicable duties. However, the directors and officers of our general partner have fiduciary duties to manage our general partner, including when it is acting in its capacity as our general partner, in a manner beneficial to our sponsor.

Whenever a conflict arises between our general partner or its owners, on the one hand, and us or our limited partners, on the other hand, the resolution, course of action or transaction in respect of such conflict of interest shall be permitted and deemed approved by us and all our limited partners and shall not constitute a breach of our partnership agreement, of any agreement contemplated thereby or of any duty, if the resolution or course of action in respect of such conflict of interest is:

•                  approved by the conflicts committee of our general partner, although our general partner is not obligated to seek such approval; or

•                  approved by the holders of a majority of the outstanding common units, excluding any such units owned by our general partner or any of its affiliates.

Our general partner may, but is not required to, seek the approval of such resolutions or courses of action from the conflicts committee of its board of directors or from the holders of a majority of the outstanding common units as described above. If our general partner does not seek approval from the conflicts committee or from holders of common units as described above and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of us or any of our unitholders, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. Unless the resolution of a conflict is specifically provided for in our partnership agreement, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner may consider any factors they determine in good faith to consider when resolving a conflict. An independent third party is not required to evaluate the resolution. Under our partnership agreement, a determination, other action or failure to act by our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) will be deemed to be “in good faith” unless our general partner, the board of directors of our general partner or any committee thereof (including the conflicts committee) believed such determination, other action or failure to act was adverse to the interest of the partnership.

Conflicts of interest could arise in the situations described below, among others:

Actions taken by our general partner may affect the amount of cash available to pay distributions to unitholders or accelerate the right to convert subordinated units.

The amount of cash that is available for distribution to unitholders is affected by decisions of our general partner regarding such matters as:

•                  amount and timing of asset purchases and sales;

•                  cash expenditures;

•                  borrowings;

•                  entry into and repayment of current and future indebtedness;

•                  issuance of additional units; and

•                  the creation, reduction or increase of reserves in any quarter.

In addition, borrowings by us and our affiliates do not constitute a breach of any duty owed by our general partner to our unitholders, including borrowings that have the purpose or effect of:

•                  enabling our general partner or its affiliates to receive distributions on any subordinated units held by them or the incentive distribution rights; or

•                  hastening the expiration of the subordination period.

In addition, our general partner may use an amount, initially equal to $39.3 million, which would not otherwise constitute operating surplus, in order to permit the payment of distributions on subordinated units and the incentive distribution rights. All of these actions may affect the amount of cash or equity distributed to our unitholders and our general partner and may facilitate the conversion of subordinated units into common units. Please read “How We Make Distributions To Our Partners.”

For example, in the event we have not generated sufficient cash from our operations to pay the minimum quarterly distribution on our common units and our subordinated units, our partnership agreement permits us to borrow funds, which would enable us to make such distribution on all outstanding units. Please read “How We Make Distributions To Our Partners—Operating Surplus and Capital Surplus—Operating Surplus.”

The directors and officers of our sponsor have a fiduciary duty to make decisions in the best interests of the owners of our sponsor, which may be contrary to our interests.

The officers and certain directors of our general partner have fiduciary duties to our sponsor that may cause them to pursue business strategies that disproportionately benefit our sponsor or which otherwise are not in our best interests.

Our general partner is allowed to take into account the interests of parties other than us, such as our sponsor, in exercising certain rights under our partnership agreement.

Our partnership agreement contains provisions that replace the standards to which our general partner would otherwise be held by state fiduciary duty law. For example, our partnership agreement permits our general partner to make a number of decisions in its individual capacity, as opposed to in its capacity as our general partner. This entitles our general partner to consider only the interests and factors that it desires, and it has no duty or obligation to give any consideration to any interest of, or factors affecting, us, our affiliates or any limited partner. Examples include the exercise of its call right, its voting rights with respect to any units it owns, its registration rights and its determination whether or not to consent to any merger or consolidation or amendment of the partnership agreement.

Our partnership agreement limits the liability of, and replaces the duties owed by, our general partner and also restricts the remedies available to our unitholders for actions that, without the limitations, might constitute breaches of fiduciary duty.

In addition to the provisions described above, our partnership agreement contains provisions that restrict the remedies available to our unitholders for actions that might otherwise constitute breaches of fiduciary duty. For example, our partnership agreement provides that:

•                  our general partner will not have any liability to us or our unitholders for decisions made in its capacity as general partner so long as it acted in good faith, meaning it believed that the decision was not adverse to the interest of the partnership, and, with respect to criminal conduct, did not act with the knowledge that its conduct was unlawful;

•                  our general partner and its officers and directors will not be liable for monetary damages or otherwise to us or our limited partners for any acts or omissions unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful; and

•                  in resolving conflicts of interest, it will be presumed that in making its decision our general partner, the board of directors of our general partner or the conflicts committee of the board of directors of our general partner acted in good faith, and in any proceeding brought by or on behalf of any limited partner or us, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith.

By purchasing a common unit, a common unitholder will agree to become bound by the provisions in our partnership agreement, including the provisions discussed above. Please read “—Fiduciary Duties.”

Common unitholders have no right to enforce obligations of our general partner and its affiliates under agreements with us.

Any agreements between us, on the one hand, and our general partner and its affiliates, on the other, will not grant to the unitholders, separate and apart from us, the right to enforce the obligations of our general partner and its affiliates in our favor.

Contracts between us, on the one hand, and our general partner and its affiliates, on the other, are not and will not be the result of arm’s-length negotiations.

Neither our partnership agreement nor any of the other agreements, contracts and arrangements between us and our general partner and its affiliates are or will be the result of arm’s-length negotiations. Our general partner will determine, in good faith, the terms of any of such future transactions.

Except in limited circumstances, our general partner has the power and authority to conduct our business without unitholder approval.

Under our partnership agreement, our general partner has full power and authority to do all things, other than those items that require unitholder approval, necessary or appropriate to conduct our business including, but not limited to, the following actions:

•                  expending, lending, or borrowing money, assuming, guaranteeing, or otherwise contracting for, indebtedness and other liabilities, issuing evidences of indebtedness, including indebtedness that is convertible into our securities, and incurring any other obligations;

•                  preparing and transmitting tax, regulatory and other filings, periodic or other reports to governmental or other agencies having jurisdiction over our business or assets;

•                  acquiring, disposing, mortgaging, pledging, encumbering, hypothecating or exchanging our assets or merging or otherwise combining us with or into another person;

•                  negotiating, executing and performing contracts, conveyance or other instruments;

•                  distributing cash;

•                  selecting or dismissing employees and agents, outside attorneys, accountants, consultants and contractors and determining their compensation and other terms of employment or hiring;

•                  maintaining insurance for our benefit;

•                  forming, acquiring an interest in, and contributing property and loaning money to, any further limited partnerships, joint ventures, corporations, limited liability companies or other relationships;

•                  controlling all matters affecting our rights and obligations, including bringing and defending actions at law or in equity or otherwise litigating, arbitrating or mediating, and incurring legal expense and settling claims and litigation;

•                  indemnifying any person against liabilities and contingencies to the extent permitted by law;

•                  purchasing, selling or otherwise acquiring or disposing of our partnership interests, or issuing additional options, rights, warrants, appreciation rights, phantom or tracking interests relating to our partnership interests; and

•                  entering into agreements with any of its affiliates to render services to us or to itself in the discharge of its duties as our general partner.

Please read “The Partnership Agreement” for information regarding the voting rights of unitholders.

Common units are subject to our general partner’s call right.

If at any time our general partner and its affiliates own more than 80% of the common units, our general partner will have the right, which it may assign to any of its affiliates or to us, but not the obligation, to acquire all, but not less than all, of the common units held by unaffiliated persons at the market price calculated in accordance with the terms of our partnership agreement. As a result, you may be required to sell your common units at an undesirable time or price and may not receive any return on your investment. You may also incur a tax liability upon a sale of your units. Our general partner is not obligated to obtain a fairness opinion regarding the value of the common units to be repurchased by it upon exercise of the call right. There is no restriction in our partnership agreement that prevents our general partner from issuing additional common units and exercising its call right. Our general partner may use its own discretion, free of fiduciary duty restrictions, in determining whether to exercise this right. As a result, a common unitholder may have his common units purchased from him at an undesirable time or price. Please read “The Partnership Agreement—Limited Call Right.”

We may choose to not retain separate counsel for ourselves or for the holders of common units.

The attorneys, independent accountants and others who perform services for us have been retained by our general partner. Attorneys, independent accountants and others who perform services for us are selected by our general partner or the conflicts committee of the board of directors of our general partner and may perform services for our general partner and its affiliates. We may retain separate counsel for ourselves or the conflict committee in the event of a conflict of interest between our general partner and its affiliates, on the one hand, and us or the holders of common units, on the other, depending on the nature of the conflict, although we may choose not to do so.

Our general partner’s affiliates may compete with us, and neither our general partner nor its affiliates have any obligation to present business opportunities to us.

Our partnership agreement provides that our general partner is restricted from engaging in any business other than guaranteeing debt of its affiliates and those activities incidental to its ownership of interests in us. However affiliates of our general partner are not prohibited from engaging in other businesses or activities, including those that might be in direct competition with us, and our sponsor or its affiliates may acquire, construct or dispose of assets in the future without any obligation to offer us the opportunity to acquire those assets. In addition, under our partnership agreement, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to our general partner and its affiliates. As a result, neither our general partner nor any of its affiliates have any obligation to present business opportunities to us.

The holder or holders of our incentive distribution rights may elect to cause us to issue common units to it in connection with a resetting of incentive distribution levels without the approval of our unitholders. This election may result in lower distributions to our common unitholders in certain situations.

The holder or holders of a majority of our incentive distribution rights (initially our general partner) have the right, at any time when there are no subordinated units outstanding and we have made cash distributions in excess of the then-applicable third target distribution for each of the prior four consecutive fiscal quarters, to reset the initial target distribution levels at higher levels based on our cash distribution levels at the time of the exercise of the reset election. Following a reset election, a baseline distribution amount will be calculated equal to an amount equal to the prior cash distribution per common unit for the fiscal quarter immediately preceding the reset election (such amount is referred to as the “reset minimum quarterly distribution”), and the target distribution levels will be reset to correspondingly higher levels based on percentage increases above the reset minimum quarterly distribution.

We anticipate that our general partner would exercise this reset right in order to facilitate acquisitions or internal growth projects that would not be sufficiently accretive to cash distributions per unit without such conversion. However, our general partner may transfer the incentive distribution rights at any time. It is possible that our general partner or a transferee could exercise this reset election at a time when we are experiencing declines in our aggregate cash distributions or at a time when the holders of the incentive distribution rights expect that we will experience declines in our aggregate cash distributions in the foreseeable future. In such situations, the holders of the incentive distribution rights may be experiencing, or may expect to experience, declines in the cash distributions it receives related to the incentive distribution rights and may therefore desire to be issued our common units, which are entitled to specified priorities with respect to our distributions and which therefore may be more advantageous for them to own in lieu of the right to receive incentive distribution payments based on target distribution levels that are less certain to be achieved. As a result, a reset election may cause our common unitholders to experience dilution in the amount of cash distributions that they would have otherwise received had we not issued new common units to the holders of the incentive distribution rights in connection with resetting the target distribution levels. Please read “How We Make Distributions To Our Partners—Incentive Distribution Rights.”

Fiduciary Duties

Duties owed to unitholders by our general partner are prescribed by law and in our partnership agreement. The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by the general partner to limited partners and the partnership.

Our partnership agreement contains various provisions that eliminate and replace the fiduciary duties that might otherwise be owed by our general partner. We have adopted these provisions to allow our general partner or its affiliates to engage in transactions with us that otherwise might be prohibited by state law fiduciary standards and to take into account the interests of other parties in addition to our interests when resolving conflicts of interest. We believe this is appropriate and necessary because the board of directors of our general partner has a duty to manage our partnership in good faith and a duty to manage our general partner in a manner beneficial to its owner. Without these modifications, our general partner’s ability to make decisions involving conflicts of interest would be restricted. Replacing the fiduciary duty standards in this manner benefits our general partner by enabling it to take into consideration all parties involved in the proposed action. Replacing the fiduciary duty standards also strengthens the ability of our general partner to attract and retain experienced and capable directors. Replacing the fiduciary duty standards represents a detriment to our public unitholders because it restricts the remedies available to our public unitholders for actions that, without those limitations, might constitute breaches of fiduciary duty, as described below, and permits our general partner to take into account the interests of third parties in addition to our interests when resolving conflicts of interests.

The following is a summary of the fiduciary duties imposed on general partners of a limited partnership by the Delaware Act in the absence of partnership agreement provisions to the contrary, the contractual duties of our general partner contained in our partnership agreement that replace the fiduciary duties that would otherwise be imposed by Delaware laws on our general partner and the rights and remedies of our unitholders with respect to these contractual duties:

State law fiduciary duty standards

Fiduciary duties are generally considered to include an obligation to act in good faith and with due care and loyalty. The duty of care, in the absence of a provision in a partnership agreement providing otherwise, would generally require a general partner to act for the partnership in the same manner as a prudent person would act on his own behalf. The duty of loyalty, in the absence of a provision in a partnership agreement providing otherwise, would generally require that any action taken or transaction engaged in be entirely fair to the partnership.

Partnership agreement modified standards

Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, it must act in “good faith,” meaning that it believed its actions or omissions were not adverse to the interest of the partnership, and will not be subject to any other standard under applicable law. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act without any fiduciary obligation to us or the unitholders whatsoever. These contractual standards replace the obligations to which our general partner would otherwise be held.

If our general partner does not obtain approval from the conflicts committee of the board of directors of our general partner or our common unitholders, excluding any such units owned by our general partner or its affiliates, and the board of directors of our general partner approves the resolution or course of action taken with respect to the conflict of interest, then it will be presumed that, in making its decision, its board, which may include board members affected by the conflict of interest, acted in good faith, and in any proceeding brought by or on behalf of any limited partner or the partnership, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption and proving that such decision was not in good faith. These standards replace the obligations to which our general partner would otherwise be held.

Rights and remedies of unitholders

The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner has refused to institute the action or where an effort to cause a general partner to do so is not likely to succeed. These actions include actions against a general partner for breach of its duties or of our partnership agreement. In addition, the statutory or case law of some jurisdictions may permit a limited partner to institute legal action on behalf of himself and all other similarly situated limited partners to recover damages from a general partner for violations of its fiduciary duties to the limited partners.

Partnership agreement modified standards

The Delaware Act provides that, unless otherwise provided in a partnership agreement, a partner or other person shall not be liable to a limited partnership or to another partner or to another person that is a party to or is otherwise bound by a partnership agreement for breach of fiduciary duty for the partner’s or other person’s good faith reliance on the provisions of the partnership agreement. Under our partnership agreement, to the extent that, at law or in equity an indemnitee has duties (including fiduciary duties) and liabilities relating thereto to us or to our partners, our general partner and any other indemnitee acting in connection with our business or affairs shall not be liable to us or to any partner for its reliance on the provisions of our partnership agreement.

By purchasing our common units, each common unitholder automatically agrees to be bound by the provisions in our partnership agreement, including the provisions discussed above. This is in accordance with the policy of the Delaware Act favoring the principle of freedom of contract and the enforceability of partnership agreements. The failure of a limited partner to sign a partnership agreement does not render the partnership agreement unenforceable against that person.

Under our partnership agreement, we must indemnify our general partner and its officers, directors, managers and certain other specified persons, to the fullest extent permitted by law, against liabilities, costs and expenses incurred by our general partner or these other persons. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that such losses or liabilities were the result of the conduct of our general partner or such officer or director engaged in by it in bad faith or, with respect to any criminal conduct, with the knowledge that its conduct was unlawful. Thus, our general partner could be indemnified for its negligent acts if it meets the requirements set forth above. To the extent these provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC, such indemnification is contrary to public policy and, therefore, unenforceable. Please read “The Partnership Agreement—Indemnification.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This section summarizes the material federal income tax consequences that may be relevant to prospective unitholders and is based upon current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations thereunder (the “Treasury Regulations”), and current administrative rulings and court decisions, all of which are subject to change. Changes in these authorities may cause the federal income tax consequences to a prospective unitholder to vary substantially from those described below, possibly on a retroactive basis. Unless the context otherwise requires, references in this section to “we” or “us” are references to Enviva Partners, LP and its subsidiaries.

Legal conclusions contained in this section, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of representations made by us to them for this purpose. However, this section does not address all federal income tax matters that affect us or our unitholders and does not describe the application of the alternative minimum tax that may be applicable to certain unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States (for federal income tax purposes), who have the U.S. dollar as their functional currency, who use the calendar year as their taxable year, and who hold units as capital assets (generally, property that is held for investment). This section has limited applicability to corporations, partnerships (including entities treated as partnerships for federal income tax purposes), estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, non-U.S. persons, individual retirement accounts (“IRAs”), employee benefit plans, real estate investment trusts or mutual funds. Accordingly, we encourage each unitholder to consult the unitholder’s own tax advisor in analyzing the federal, state, local and non-U.S. tax consequences particular to that unitholder resulting from ownership or disposition of units and potential changes in applicable tax laws.

We have requested and obtained a favorable private letter ruling from the Internal Revenue Service (the “IRS”) to the effect that, based on facts presented in the private letter ruling request, our income from processing timber feedstocks into pellets and transporting, storing, marketing and distributing such timber feedstocks and wood pellets constitute “qualifying income” within the meaning of Section 7704 of the Code. However, no ruling has been or will be requested from the IRS regarding our treatment as a partnership for U.S. federal income tax purposes. Instead, we are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. An opinion of counsel represents only that counsel’s best legal judgment and does not bind the Internal Revenue Service (the “IRS”) or a court. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any such contest of the matters described herein may materially and adversely impact the market for units and the prices at which our units trade. In addition, our costs of any contest with the IRS will be borne indirectly by our unitholders and our general partner because the costs will reduce our cash available for distribution. Furthermore, the tax consequences of an investment in us may be significantly modified by future legislative or administrative changes or court decisions, which may be retroactively applied.

For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following federal income tax issues: (1) the treatment of a unitholder whose units are the subject of a securities loan (e.g., a loan to a short seller to cover a short sale of units) (please read “—Tax Consequences of Unit Ownership—Treatment of Securities Loans”); (2) whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “—Disposition of Units—Allocations Between Transferors and Transferees”); and (3) whether our method for taking into account Section 743 adjustments is sustainable in certain cases (please read “—Tax Consequences of Unit Ownership—Section 754 Election” and “—Uniformity of Units”).

Taxation of the Partnership

Partnership Status

We expect to be treated as a partnership for U.S. federal income tax purposes and, therefore, generally will not be liable for entity-level federal income taxes. Instead, as described below, each of our unitholders will take into account its respective share of our items of income, gain, loss and deduction in computing its federal income tax liability as if the unitholder had earned such income directly, even if we make no cash distributions to the unitholder.

Section 7704 of the Code generally provides that publicly traded partnerships will be treated as corporations for federal income tax purposes. However, if 90% or more of a partnership’s gross income for every taxable year it is publicly traded consists of “qualifying income,” the partnership may continue to be treated as a partnership for federal income tax purposes (the “Qualifying Income Exception”). Qualifying income includes income and gains derived from the transportation, storage, processing and marketing of certain natural resources, including timber, as well as other types of income such as interest (other than from a financial business) and dividends. We estimate that less than 5.0% of our current gross income is not qualifying income; however, this estimate could change from time to time.

We have requested and obtained a favorable private letter ruling from the IRS to the effect that, based on facts presented in the private letter ruling request, our income from processing timber feedstocks into pellets and transporting, storing, marketing and distributing such timber feedstocks and wood pellets constitute “qualifying income” within the meaning of Section 7704 of the Code. However, no ruling has been or will be requested from the IRS regarding our treatment as a partnership for U.S. federal income tax purposes. Instead, we are relying on opinions and advice of Vinson & Elkins L.L.P. with respect to the matters described herein. Based upon factual representations made by us and our general partner, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes. In rendering its opinion, Vinson & Elkins L.L.P. has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Vinson & Elkins L.L.P. has relied in rendering its opinion include, without limitation:

(a)     Neither we nor any of our partnership or limited liability company subsidiaries has elected to be treated as a corporation for federal income tax purposes; and

(b)     For each taxable year since and including the year of our IPO, more than 90% of our gross income has been and will be income of a character that Vinson & Elkins L.L.P. has opined is “qualifying income” within the meaning of Section 7704(d) of the Code.

We believe that these representations are true and will be true in the future.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery (in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts), we will be treated as transferring all of our assets, subject to liabilities, to a newly formed corporation on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation and then as distributing that stock to our unitholders in liquidation. This deemed contribution and liquidation should not result in the recognition of taxable income by our unitholders or us so long as our liabilities do not exceed the tax basis of our assets. Thereafter, we would be treated as an association taxable as a corporation for federal income tax purposes.

The present federal income tax treatment of publicly traded partnerships, including us, or an investment in our common units may be modified by administrative or legislative action or judicial interpretation at any time. For example, from time to time, members of the U.S. Congress propose and consider substantive changes to the existing federal income tax laws that affect publicly traded partnerships. One such legislative proposal would have eliminated the Qualifying Income Exception upon which we rely for our treatment as a partnership for U.S. federal income tax purposes. We are unable to predict whether any such changes will ultimately be enacted. However, it is possible that a change in law could affect us and may be applied retroactively. Any such changes could negatively impact the value of an investment in our units.

If for any reason we are taxable as a corporation in any taxable year, our items of income, gain, loss and deduction would be taken into account by us in determining the amount of our liability for federal income tax, rather than being passed through to our unitholders. Our taxation as a corporation would materially reduce the cash available for distribution to unitholders and thus would likely substantially reduce the value of our units. Any distribution made to a unitholder at a time we are treated as a corporation would be (i) a taxable dividend to the extent of our current or accumulated earnings and profits, then (ii) a nontaxable return of capital to the extent of the unitholder’s tax basis in its units, and thereafter (iii) taxable capital gain.

The remainder of this discussion is based on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

Tax Consequences of Unit Ownership

Limited Partner Status

Unitholders who are admitted as limited partners of the partnership, as well as unitholders whose units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of units, will be treated as partners of the partnership for federal income tax purposes. For a discussion related to the risks of losing partner status as a result of securities loans, please read “—Treatment of Securities Loans.” Unitholders who are not treated as partners in us as described above are urged to consult their own tax advisors with respect to the tax consequences applicable to them under their particular circumstances.

Flow-Through of Taxable Income

Subject to the discussion below under “—Entity-Level Collections of Unitholder Taxes” with respect to payments we may be required to make on behalf of our unitholders, we will not pay any federal income tax. Rather, each unitholder will be required to report on its federal income tax return each year its share of our income, gains, losses and deductions for our taxable year or years ending with or within its taxable year. Consequently, we may allocate income to a unitholder even if that unitholder has not received a cash distribution.

Basis of Units

A unitholder’s tax basis in its units initially will be the amount paid for those units increased by the unitholder’s initial allocable share of our liabilities. That basis generally will be (i) increased by the unitholder’s share of our income and any increases in such unitholder’s share of our liabilities and (ii) decreased, but not below zero, by the amount of all distributions to the unitholder, the unitholder’s share of our losses and any decreases in the unitholder’s share of our liabilities. The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all of those interests.

Treatment of Distributions

Distributions made by us to a unitholder generally will not be taxable to the unitholder, unless such distributions exceed the unitholder’s tax basis in its units, in which case the unitholder generally will recognize gain taxable in the manner described below under “—Disposition of Units.”

Any reduction in a unitholder’s share of our “liabilities” will be treated as a distribution by us of cash to that unitholder. A decrease in a unitholder’s percentage interest in us because of our issuance of additional units may decrease the unitholder’s share of our liabilities. For purposes of the foregoing, a unitholder’s share of our nonrecourse liabilities (liabilities for which no partner bears the economic risk of loss) generally will be based upon that unitholder’s share of the unrealized appreciation (or depreciation) in our assets, to the extent thereof, with any excess liabilities allocated based on the unitholder’s share of our profits. Please read “—Disposition of Units.”

A non-pro rata distribution of money or property (including a deemed distribution as a result of the reallocation of our liabilities described above) may cause a unitholder to recognize ordinary income, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture and substantially appreciated “inventory items,” both as defined in Section 751 of the Code (“Section 751 Assets”). To the extent of such reduction, the unitholder would be deemed to receive its proportionate share of the Section 751 Assets and exchange such assets with us in return for a portion of the non-pro rata distribution. This deemed exchange generally will result in the unitholder’s recognition of ordinary income in an amount equal to the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis (generally zero) in the Section 751 Assets deemed to be relinquished in the exchange.

Limitations on Deductibility of Losses

A unitholder may not be entitled to deduct the full amount of loss we allocate to it because its share of our losses will be limited to the lesser of (i) the unitholder’s tax basis in its units and (ii) in the case of a unitholder that is an individual, estate, trust or certain types of closely-held corporations, the amount for which the unitholder is considered to be “at risk” with respect to our activities. In general, a unitholder will be at risk to the extent of its tax basis in its units, reduced by (1) any portion of that basis attributable to the unitholder’s share of our liabilities, (2) any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or similar arrangement and (3) any amount of money the unitholder borrows to acquire or hold its units, if the lender of those borrowed funds owns an interest in us, is related to another unitholder or can look only to the units for repayment. A unitholder subject to the at risk limitation must recapture losses deducted in previous years to the extent that distributions (including distributions deemed to result from a reduction in a unitholder’s share of nonrecourse liabilities) cause the unitholder’s at risk amount to be less than zero at the end of any taxable year.

Losses disallowed to a unitholder or recaptured as a result of the basis or at risk limitations will carry forward and will be allowable as a deduction in a later year to the extent that the unitholder’s tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon a taxable disposition of units, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but not losses suspended by the basis limitation. Any loss previously suspended by the at risk limitation in excess of that gain can no longer be used and will not be available to offset a unitholder’s salary or active business income.

In addition to the basis and at risk limitations, a passive activity loss limitation generally limits the deductibility of losses incurred by individuals, estates, trusts, some closely-held corporations and personal service corporations from “passive activities” (generally, trade or business activities in which the taxpayer does not materially participate). The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will be available to offset only passive income generated by us. Passive losses that exceed a unitholder’s share of passive income we generate may be deducted in full when the unitholder disposes of all of its units in a fully taxable transaction with an unrelated party. The passive loss rules generally are applied after other applicable limitations on deductions, including the at risk and basis limitations.

Limitations on Interest Deductions

The deductibility of a non-corporate taxpayer’s “investment interest expense” generally is limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•                  interest on indebtedness allocable to property held for investment;

•                  interest expense allocated against portfolio income; and

•                  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent allocable against portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses other than interest directly connected with the production of investment income. Net investment income generally does not include qualified dividend income or gains attributable to the disposition of property held for investment. A unitholder’s share of a publicly traded partnership’s portfolio income and, according to the IRS, net passive income will be treated as investment income for purposes of the investment interest expense limitation.

Entity-Level Collections of Unitholder Taxes

If we are required or elect under applicable law to pay any federal, state, local or non-U.S. tax on behalf of any current or former unitholder or our general partner, we are authorized to treat the payment as a distribution of cash to the relevant unitholder or general partner. Where the tax is payable on behalf of all unitholders or we cannot determine the specific unitholder on whose behalf the tax is payable, we are authorized to treat the payment as a distribution to all current unitholders. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder, in which event the unitholder may be entitled to claim a refund of the overpayment amount. Unitholders are urged to consult their tax advisors to determine the consequences to them of any tax payment we make on their behalf.

Allocation of Income, Gain, Loss and Deduction

Our items of income, gain, loss and deduction generally will be allocated amongst our unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units in excess of distributions to the subordinated units or we make incentive distributions, gross income will be allocated to the recipients to the extent of these distributions.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Code (or the principles of Section 704(c) of the Code) to account for any difference between the tax basis and fair market value of our assets at the time such assets are contributed to us and at the time of any subsequent offering of our units (a “Book-Tax Disparity”). As a result, the federal income tax burden associated with any Book-Tax Disparity immediately prior to an offering generally will be borne by our partners holding interests in us prior to such offering. In addition, items of recapture income will be specially allocated to the extent possible to the unitholder who was allocated the deduction giving rise to that recapture income in order to minimize the recognition of ordinary income by other unitholders.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Code to eliminate a Book-Tax Disparity, will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has “substantial economic effect.” In any other case, a partner’s share of an item will be determined on the basis of the partner’s interest in us, which will be determined by taking into account all the facts and circumstances, including (i) the partner’s relative contributions to us, (ii) the interests of all the partners in profits and losses, (iii) the interest of all the partners in cash flow and (iv) the rights of all the partners to distributions of capital upon liquidation. Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in “—Section 754 Election” and “—Disposition of Units—Allocations Between Transferors and Transferees,” allocations of income, gain, loss or deduction under our partnership agreement will be given effect for federal income tax purposes.

Treatment of Securities Loans

A unitholder whose units are loaned (for example, a loan to “short seller” to cover a short sale of units) may be treated as having disposed of those units. If so, such unitholder would no longer be treated for tax purposes as a partner with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period, (i) any of our income, gain, loss or deduction allocated to those units would not be reportable by the lending unitholder and (ii) any cash distributions received by the unitholder as to those units may be treated as ordinary taxable income.

Due to a lack of controlling authority, Vinson & Elkins L.L.P. has not rendered an opinion regarding the tax treatment of a unitholder that enters into a securities loan with respect to its units. Unitholders desiring to assure their status as partners and avoid the risk of income recognition from a loan of their units are urged to modify any applicable brokerage account agreements to prohibit their brokers from borrowing and lending their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please read “—Disposition of Units—Recognition of Gain or Loss.”

Tax Rates

Under current law, the highest marginal federal income tax rates for individuals applicable to ordinary income and long-term capital gains (generally, gains from the sale or exchange of certain investment assets held for more than one year) are 39.6% and 20%, respectively. These rates are subject to change by new legislation at any time.

In addition, a 3.8% net investment income tax (“NIIT”) applies to certain net investment income earned by individuals, estates and trusts. For these purposes, net investment income generally includes a unitholder’s allocable share of our income and gain realized by a unitholder from a sale of units. In the case of an individual, the tax will be imposed on the lesser of (i) the unitholder’s net investment income from all investments and (ii) the amount by which the unitholder’s modified adjusted gross income exceeds $250,000 (if the unitholder is married and filing jointly or a surviving spouse), $125,000 (if married filing separately) or $200,000 (if the unitholder is unmarried or in any other case). In the case of an estate or trust, the tax will be imposed on the lesser of (i) undistributed net investment income and (ii) the excess adjusted gross income over the dollar amount at which the highest income tax bracket applicable to an estate or trust begins.

Section 754 Election

We have made the election permitted by Section 754 of the Code that permits us to adjust the tax bases in our assets as to specific purchasers of our units under Section 743(b) of the Code. That election is irrevocable without the consent of the IRS. The Section 743(b) adjustment separately applies to each purchaser of units based upon the values and bases of our assets at the time of the relevant purchase, and the adjustment will reflect the purchase price paid. The Section 743(b) adjustment does not apply to a person who purchases units directly from us.

Under our partnership agreement, we are authorized to take a position to preserve the uniformity of units even if that position is not consistent with applicable Treasury Regulations. A literal application of Treasury Regulations governing a 743(b) adjustment attributable to properties depreciable under Section 167 of the Code may give rise to differences in the taxation of unitholders purchasing units from us and unitholders purchasing units from other unitholders. If we have any such properties, we intend to adopt methods employed by other publicly traded partnerships to preserve the uniformity of units, even if inconsistent with existing Treasury Regulations, and Vinson & Elkins L.L.P. has not opined on the validity of this approach. Please read “—Uniformity of Units.”

The IRS may challenge the positions we adopt with respect to depreciating or amortizing the Section 743(b) adjustment we take to preserve the uniformity of units due to lack of controlling authority. Because a unitholder’s tax basis for its units is reduced by its share of our items of deduction or loss, any position we take that understates deductions will overstate a unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss.” If a challenge to such treatment were sustained, the gain from the sale of units may be increased without the benefit of additional deductions.

The calculations involved in the Section 754 election are complex are made on the basis of assumptions as to the value of our assets and other matters. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our assets subject to depreciation to goodwill or nondepreciable assets. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure any unitholder that the determinations we make will not be successfully challenged by the IRS or that the resulting deductions will not be reduced or disallowed altogether. Should the IRS require a different tax basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than it would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year

We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in its tax return its share of our income, gain, loss and deduction for each taxable year ending within or with its taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of its units following the close of our taxable year but before the close of its taxable year must include its share of our income, gain, loss and deduction in income for its taxable year, with the result that it will be required to include in income for its taxable year its share of more than one year of our income, gain, loss and deduction. Please read “—Disposition of Units—Allocations Between Transferors and Transferees.”

Tax Basis, Depreciation and Amortization

The tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of those assets. If we dispose of depreciable property by sale, foreclosure or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation deductions previously taken, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of its interest in us. Please read “—Tax Consequences of Unit Ownership—Allocation of Income, Gain, Loss and Deduction.”

The costs we incur in offering and selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. Although there are uncertainties regarding the classification of costs as organization expenses, which may be amortized by us, and as syndication expenses, which may not be amortized by us, the underwriting discounts and commissions we incur will be treated as syndication expenses. Please read “Disposition of Units—Recognition of Gain or Loss.”

Valuation and Tax Basis of Our Properties

The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of tax basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders could change, and unitholders could be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Units

Recognition of Gain or Loss

A unitholder will be required to recognize gain or loss on a sale of units equal to the difference between the unitholder’s amount realized and tax basis in the units sold. A unitholder’s amount realized generally will equal the sum of the cash and the fair market value of other property it receives plus its share of our liabilities with respect to the units sold. Because the amount realized includes a unitholder’s share of our liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Except as noted below, gain or loss recognized by a unitholder on the sale or exchange of a unit held for more than one year generally will be taxable as long-term capital gain or loss. However, gain or loss recognized on the disposition of units will be separately computed and taxed as ordinary income or loss under Section 751 of the Code to the extent attributable to Section 751 Assets, such as depreciation recapture and our “inventory items,” regardless of whether such inventory item is substantially appreciated in value. Ordinary income attributable to Section 751 Assets may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and capital gain or loss upon a sale of units. Net capital loss may offset capital gains and, in the case of individuals, up to $3,000 of ordinary income per year.

For purposes of calculating gain or loss on the sale of units, the unitholder’s adjusted tax basis will be adjusted by its allocable share of our income or loss in respect of its units for the year of the sale. Furthermore, as described above the IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method, which generally means that the tax basis allocated to the interest sold equals an amount that bears the same relation to the partner’s tax basis in its entire interest in the partnership as the value of the interest sold bears to the value of the partner’s entire interest in the partnership.

Treasury Regulations under Section 1223 of the Code allow a selling unitholder who can identify units transferred with an ascertainable holding period to elect to use the actual holding period of the units transferred. Thus, according to the ruling discussed in the paragraph above, a unitholder will be unable to select high or low basis units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, it may designate specific units sold for purposes of determining the holding period of the units transferred. A unitholder electing to use the actual holding period of units transferred must consistently use that identification method for all subsequent sales or exchanges of our units. A unitholder considering the purchase of additional units or a sale of units purchased in separate transactions is urged to consult its tax advisor as to the possible consequences of this ruling and application of the Treasury Regulations.

Specific provisions of the Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” financial position, including a partnership interest with respect to which gain would be recognized if it were sold, assigned or terminated at its fair market value, in the event the taxpayer or a related person enters into:

•                  a short sale;

•                  an offsetting notional principal contract; or

•                  a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is authorized to issue Treasury Regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees

In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets or, in the discretion of the general partner, any other extraordinary item of income, gain, loss or deduction will be allocated among the unitholders on the Allocation Date in the month in which such income, gain, loss or deduction is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

Although simplifying conventions are contemplated by the Code and most publicly traded partnerships use similar simplifying conventions, the use of this method may not be permitted under existing Treasury Regulations. Recently, however, the Department of the Treasury and the IRS issued proposed Treasury Regulations that provide a safe harbor pursuant to which a publicly traded partnership may use a similar monthly simplifying convention to allocate tax items among transferor and transferee unitholders, although such tax items must be prorated on a daily basis. Nonetheless, the proposed regulations do not specifically authorize the use of the proration method we have adopted. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between transferee and transferor unitholders. If this method is not allowed under the final Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses could be reallocated among our unitholders. We are authorized to revise our method of allocation between transferee and transferor unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who disposes of units prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deduction attributable to the month of disposition but will not be entitled to receive a cash distribution for that period.

Notification Requirements

A unitholder who sells or purchases any of its units is generally required to notify us in writing of that transaction within 30 days after the transaction (or, if earlier, January 15 of the year following the transaction in the case of a seller). Upon receiving such notifications, we are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale through a broker who will satisfy such requirements.

Constructive Termination

We will be considered to have “constructively” terminated as a partnership for federal income tax purposes upon the sale or exchange of 50% or more of the total interests in our capital and profits within a twelve-month period. For such purposes, multiple sales of the same unit are counted only once. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than the calendar year, the closing of our taxable year may result in more than twelve months of our taxable income or loss being included in such unitholder’s taxable income for the year of termination.

A constructive termination occurring on a date other than December 31 generally would require that we file two tax returns for one fiscal year, thereby increasing our administration and tax preparation costs. However, pursuant to an IRS relief procedure the IRS may allow a constructively terminated partnership to provide a single Schedule K-1 for the calendar year in which a termination occurs. Following a constructive termination, we would be required to make new tax elections, including a new election under Section 754 of the Code, and the termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination may either accelerate the application of, or subject us to, any tax legislation enacted before the termination that would not otherwise have been applied to us as a continuing as opposed to a terminating partnership.

Uniformity of Units

Because we cannot match transferors and transferees of units and other reasons, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements. Any non-uniformity could have a negative impact on the value of the units. Please read “—Tax Consequences of Unit Ownership—Section 754 Election.”

Our partnership agreement permits our general partner to take positions in filing our tax returns that preserve the uniformity of our units. These positions may include reducing the depreciation, amortization or loss deductions to which a unitholder would otherwise be entitled or reporting a slower amortization of Section 743(b) adjustments for some unitholders than that to which they would otherwise be entitled. Vinson & Elkins L.L.P. is unable to opine as to the validity of such filing positions.

A unitholder’s basis in units is reduced by its share of our deductions (whether or not such deductions were claimed on an individual income tax return) so that any position that we take that understates deductions will overstate the unitholder’s basis in its units, and may cause the unitholder to understate gain or overstate loss on any sale of such units. Please read “—Disposition of Units—Recognition of Gain or Loss” above and “—Tax Consequences of Unit Ownership—Section 754 Election” above. The IRS may challenge one or more of any positions we take to preserve the uniformity of units. If such a challenge were sustained, the uniformity of units might be affected and, under some circumstances, the gain from the sale of units might be increased without the benefit of additional deductions.

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans and other tax-exempt organizations as well as by non-resident alien individuals, non-U.S. corporations and other non-U.S. persons (collectively, “Non-U.S. Unitholders”) raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them. Prospective unitholders that are tax-exempt entities or Non-U.S. Unitholders should consult their tax advisors before investing in our units. Employee benefit plans and most other tax-exempt organizations, including IRAs and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income will be unrelated business taxable income and will be taxable to a tax-exempt unitholder.

Non-U.S. Unitholders are taxed by the United States on income effectively connected with a U.S. trade or business (“effectively connected income”) and on certain types of U.S.-source non-effectively connected income (such as dividends), unless exempted or further limited by an income tax treaty. Non-U.S. Unitholders will be considered to be engaged in business in the United States because of their ownership of our units. Furthermore, it is probable that they will be deemed to conduct such activities through permanent establishments in the U.S. within the meaning of applicable tax treaties. Consequently, they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, distributions to non-U.S. unitholders are subject to withholding at the highest applicable effective tax rate. Each non-U.S. unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8BEN or applicable substitute form in order to obtain credit for these withholding taxes.

In addition, because a Non-U.S. Unitholder classified as a corporation will be treated as engaged in a United States trade or business, that corporation may be subject to the U.S. branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain as adjusted for changes in the foreign corporation’s “U.S. net equity” to the extent reflected in the corporation’s effectively connected earnings and profits. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Code.

A non-U.S. unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized from the sale or disposition of that unit to the extent the gain is effectively connected with a U.S. trade or business of the non-U.S. unitholder. Under a ruling published by the IRS interpreting the scope of “effectively connected income,” gain recognized by a Non-U.S. Unitholder from the sale of its interest in a partnership that is engaged in a trade or business in the United States will be considered to be “effectively connected” with a U.S. trade or business. Thus, part or all of a non-U.S. unitholder’s gain from the sale or other disposition of its units may be treated as effectively connected with a unitholder’s indirect U.S. trade or business constituted by its investment in us. Moreover, under the Foreign Investment in Real Property Tax Act, a non-U.S. unitholder generally will be subject to federal income tax upon the sale or disposition of a unit if (i) it owned (directly or indirectly constructively applying certain attribution rules) more than 5% of our units at any time during the five-year period ending on the date of such disposition and (ii) 50% or more of the fair market value of our worldwide real property interests and our other assets used or held for use in a trade or business consisted of U.S. real property interests (which include U.S. real estate, including land, improvements, and associated personal property, and interests in certain entities holding U.S. real estate) at any time during the shorter of the period during which such unitholder held the units or the 5-year period ending on the date of disposition. More than 50% of our assets may consist of U.S. real property interests. Therefore, non-U.S. unitholders may be subject to federal income tax on gain from the sale or disposition of their units.

Administrative Matters

Information Returns and Audit Procedures

We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes its share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure our unitholders that those positions will yield a result that conforms to all of the requirements of the Code, Treasury Regulations or administrative interpretations of the IRS.

The IRS may audit our federal income tax information returns. Neither we nor Vinson & Elkins L.L.P. can assure prospective unitholders that the IRS will not successfully challenge the positions we adopt, and such a challenge could adversely affect the value of the units. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability and may result in an audit of the unitholder’s own return. Any audit of a unitholder’s return could result in adjustments unrelated to our returns.

Publicly traded partnerships generally are treated as entities separate from their owners for purposes of federal income tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings of the partners. The Code requires that one partner be designated as the “Tax Matters Partner” for these purposes, and our partnership agreement designates our general partner.

The Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review may go forward, and each unitholder with an interest in the outcome may participate in that action.

A unitholder must file a statement with the IRS identifying the treatment of any item on its federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting

Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(1)                                 the name, address and taxpayer identification number of the beneficial owner and the nominee;

(2)                                 a statement regarding whether the beneficial owner is:

(a)         a non-U.S. person;

(b)         a non-U.S. government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing; or

(c)          a tax-exempt entity;

(3)                                 the amount and description of units held, acquired or transferred for the beneficial owner; and

(4)                                 specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $250 per failure, up to a maximum of $3 million per calendar year, is imposed by the Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties

Certain penalties may be imposed as a result of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for the underpayment of that portion and that the taxpayer acted in good faith regarding the underpayment of that portion. We do not anticipate that any accuracy-related penalties will be assessed against us.

State, Local and Other Tax Considerations

In addition to federal income taxes, unitholders may be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangibles taxes that may be imposed by the various jurisdictions in which we conduct business or own property now or in the future, or in which the unitholder is a resident. We currently own assets and conduct business in Mississippi, North Carolina, and Virginia, each of which currently impose a personal income tax on individuals and an income tax on corporations and other entities. In addition, we may also own property or do business in other states in the future that impose income or similar taxes on nonresident individuals. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on its investment in us.

Although you may not be required to file a return and pay taxes in some jurisdictions because your income from that jurisdiction falls below the filing and payment requirement, you will be required to file income tax returns and to pay income taxes in many of these jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. We strongly recommend that each prospective unitholder consult, and depend upon, its own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it. Vinson & Elkins L.L.P. has not rendered an opinion on the state, local, alternative minimum tax or non-U.S. tax consequences of an investment in us.

INVESTMENT IN ENVIVA PARTNERS, LP BY EMPLOYEE BENEFIT PLANS

An investment in our common units by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and the prohibited transaction restrictions imposed by Section 4975 of the Code and may be subject to provisions under certain federal, state, local, non-U.S., or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”). For these purposes the term, “employee benefit plan” includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, certain Keogh plans, certain simplified employee pension plans and tax deferred annuities, IRAs, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts or arrangements.

This summary is based on the provisions of ERISA and the Code (and related regulations and administrative and judicial interpretations) as of the date of this prospectus. This summary does not purport to be complete, and no assurance can be given that future legislation, court decisions, regulations, rulings or pronouncements will not significantly modify the requirements summarized below. Any of these changes may be retroactive and may thereby apply to transactions entered into prior to the date of their enactment or release.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of an employee benefit plan that is subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. In considering an investment in our common units, among other things, consideration should be given to:

•                  whether the investment is prudent under Section 404(a)(1)(B) of ERISA and any other applicable Similar Laws;

•                  whether, in making the investment, the employee benefit plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA and any other applicable Similar Laws;

•                  whether the investment is permitted under the terms of the applicable documents governing the employee benefit plan;

•                  whether making the investment will comply with the delegation of control and prohibited transaction provisions under Section 406 of ERISA, Section 4975 of the Code and any other applicable Similar Laws (see the discussion under “—Prohibited Transaction Issues” below);

•                  whether in making the investment, the employee benefit plan will be considered to hold, as plan assets, (1) only the investment in our common units or (2) an undivided interest in our underlying assets (see the discussion under “—Plan Asset Issues” below); and

•                  whether the investment will result in recognition of unrelated business taxable income by the employee benefit plan and, if so, the potential after-tax investment return. Please read “Material U.S. Federal Income Tax Consequences—Tax-Exempt Organizations and Other Investors.”

Governmental plans (as defined in Section 3(32) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA), while generally not subject to the fiduciary responsibility provisions of ERISA or the provisions of Section 4975 of the Code, may nevertheless be subject to Similar Laws.

The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in our common units is authorized by the appropriate governing instruments and is a proper investment for the employee benefit plan.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans and certain IRAs that are not considered part of an ERISA Plan from engaging in specified transactions involving “plan assets” with persons or entities who are “parties in interest” under ERISA or “disqualified persons” under Section 4975 of the Code with respect to the ERISA Plan or IRA, unless an exemption is applicable. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of an ERISA Plan or IRA that engages in such a non-exempt prohibited transaction may be subject to excise taxes, penalties and liabilities under ERISA and the Code.

Plan Asset Issues

In addition to considering whether the purchase of our common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in our common units, be deemed to own an undivided interest in our assets, with the result that our general partner also would be a fiduciary of the employee benefit plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Code and any other applicable Similar Laws.

The U.S. Department of Labor (“DOL”) regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed “plan assets” under certain circumstances. Under these regulations, an entity’s underlying assets generally would not be considered to be “plan assets” if, among other things:

(1)     the equity interests acquired by employee benefit plans are publicly offered securities—i.e., the equity interests are part of a class of securities that are widely held by 100 or more investors independent of the issuer and each other, “freely transferable” (as defined in the applicable DOL regulations) and either part of a class of securities registered pursuant to certain provisions of the federal securities laws or sold to the plan as part of a public offering under certain conditions;

(2)     the entity is an “operating company”—i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

(3)     there is no “significant” investment by “benefit plan investors” (as defined in Section 3(42) of ERISA), which is defined to mean that, immediately after the most recent acquisition of an equity interest in any entity by such a benefit plan investor, less than 25% of the total value of each class of equity interest, disregarding certain interests held by our general partner, its affiliates and certain other persons, is held by the employee benefit plans and IRAs referred to above.

With respect to an investment in our common units, although no assurances can be given, we believe that our assets should not be considered “plan assets” under these regulations because it is expected that the investment will satisfy the requirements in (1) and (2) above and may also satisfy the requirements in (3) above (although we do not monitor the level of investment by benefit plan investors as required for compliance with (3)).

The foregoing discussion of issues arising for investments by employee benefit plans under ERISA, the Code and applicable Similar Laws is general in nature and is not intended to be all inclusive and is based on laws in effect on the date of this prospectus. This discussion should not be construed as legal advice. Due to the complexity of these rules and the excise taxes, penalties and liabilities that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that plan fiduciaries or other persons contemplating a purchase of our common units on behalf of, or with the assets of, any employee benefit plan should consult with their own counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase of our common units. Purchasers of our common units have the exclusive responsibility for ensuring that their purchase of our common units complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or applicable Similar Laws. The sale of our common units to an employee benefit plan is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements.

PLAN OF DISTRIBUTION

The securities offered pursuant to this prospectus and any accompanying prospectus supplement may be sold in any of the following ways:

•                  directly to one or more purchasers;

•                  through agents;

•                  through underwriters, brokers or dealers; or

•                  through a combination of any of these methods of sale.

In addition, we or the selling unitholder may from time to time sell securities in compliance with Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements under the Securities Act, rather than pursuant to this prospectus. In such event, we and the selling unitholder, if applicable, may be required by the securities laws of certain states to offer and sell the common units only through registered or licensed brokers or dealers.

We will fix a price or prices of our securities at:

•                  market prices prevailing at the time of any sale under this registration statement;

•                  prices related to market prices; or

•                  negotiated prices.

We may change the price of the securities offered from time to time.

The selling unitholder may act independently of us in making decisions with respect to the timing, manner and size of each of its sales. The selling unitholder may make sales of the common units on the NYSE or otherwise at prices and under terms prevailing at the time of the sale, or at prices related to the then-current market price, at fixed prices, or in privately negotiated transactions.

Offers to purchase securities may be solicited directly by us and the sale thereof may be made by us directly to institutional investors or others. In this case, no underwriters or agents would be involved. We may use electronic media, including the Internet, to sell offered securities directly.

We, or agents designated by us, may directly solicit, from time to time, offers to purchase the securities. Any such agent may be deemed to be an underwriter as that term is defined in the Securities Act. We will name any agents involved in the offer or sale of the securities and describe any commissions payable by us to these agents in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, these agents will be acting on a best efforts basis for the period of their appointment. The agents may be entitled under agreements which may be entered into with us to indemnification by us against specific civil liabilities, including liabilities under the Securities Act. The agents may also be our customers or may engage in transactions with or perform services for us in the ordinary course of business.

If we or the selling unitholder utilize any underwriters in the sale of the securities in respect of which this prospectus is delivered, we and, if applicable, the selling unitholder, will enter into an underwriting agreement with those underwriters at the time of sale to them. We will set forth the names of these underwriters and the terms of the transaction in the prospectus supplement, which will be used by the underwriters to make resales of the securities in respect of which this prospectus is delivered to the public. We or the selling unitholder may indemnify the underwriters under the relevant underwriting agreement against specific liabilities, including liabilities under the Securities Act. The underwriters or their affiliates may be customers of, may engage in transactions with and may perform services for us or our affiliates in the ordinary course of business.

If we or the selling unitholder utilize a dealer in the sale of the securities in respect of which this prospectus is delivered, we or the selling unitholder, as applicable, will sell those securities to the dealer, as principal. The dealer may then resell those securities to the public at varying prices to be determined by the dealer at the time of resale. We or the selling unitholder may indemnify the dealers against specific liabilities, including liabilities under the Securities Act. The dealers or their affiliates may also be our customers or may engage in transactions with, or perform services for us in the ordinary course of business.

We or the selling unitholder may offer the common units covered by this prospectus into an existing trading market on the terms described in the prospectus supplement relating thereto. Underwriters, dealers and agents who participate in any at-the-market offerings will be described in the prospectus supplement relating thereto.

A prospectus and accompanying prospectus supplement in electronic form may be made available on the web sites maintained by the underwriters. The underwriters may agree to allocate a number of securities for sale to their online brokerage account holders. Such allocations of securities for internet distributions will be made on the same basis as other allocations. In addition, securities may be sold by the underwriters to securities dealers who resell securities to online brokerage account holders.

The aggregate maximum compensation the underwriters will receive in connection with the sale of any securities under this prospectus and the registration statement of which it forms a part will not exceed 10% of the gross proceeds from the sale.

Because the Financial Industry Regulatory Authority views our common units as interests in a direct participation program, any offering of common units under the registration statement of which this prospectus forms a part will be made in compliance with Rule 2310 of the FINRA Conduct Rules.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. The place and time of delivery for the securities in respect of which this prospectus is delivered will be set forth in the accompanying prospectus supplement.

In connection with offerings of securities under the registration statement of which this prospectus forms a part and in compliance with applicable law, underwriters, brokers or dealers may engage in transactions that stabilize or maintain the market price of the securities at levels above those that might otherwise prevail in the open market. Specifically, underwriters, brokers or dealers may over-allot in connection with offerings, creating a short position in the securities for their own accounts. For the purpose of covering a syndicate short position or stabilizing the price of the securities, the underwriters, brokers or dealers may place bids for the securities or effect purchases of the securities in the open market. Finally, the underwriters may impose a penalty whereby selling concessions allowed to syndicate members or other brokers or dealers for distribution of the securities in offerings may be reclaimed by the syndicate if the syndicate repurchases previously distributed securities in transactions to cover short positions, in stabilization transactions or otherwise. These activities may stabilize, maintain or otherwise affect the market price of the securities, which may be higher than the price that might otherwise prevail in the open market, and, if commenced, may be discontinued at any time.

SELLING UNITHOLDER

This prospectus covers the offering for resale from time to time, in one or more offerings, of up to 13,252,299 common units, including 11,905,138 common units issuable upon conversion of 11,905,138 subordinated units, owned by the selling unitholder. These subordinated units and 405,138 of these common units were issued to our sponsor in connection with our IPO on May 4, 2015. The remaining 942,023 common units were issued to an affiliate of our sponsor in connection with our acquisition of all of the issued and outstanding limited liability company interests in Enviva Pellets Southampton, LLC from Enviva Wilmington Holdings, LLC on December 11, 2015.

As of June 22, 2016, the selling unitholder owns all of our subordinated units. The subordinated units may be converted into common units on a one-for-one basis upon termination of the subordination period under certain circumstances, as set forth in our partnership agreement. In addition to holding the common units and subordinated units in us, the selling unitholder also owns all of our incentive distribution rights and all of the ownership interests in our general partner.

Because the selling unitholder owns a substantial amount of our limited partner interests and controls our general partner, it will be deemed to be an “underwriter” within the meaning of the Securities Act with respect to any common units offered by it under this prospectus, and any such offering would be deemed to be a primary offering by us.

Please read “Who We Are” for additional information regarding our relationship with the selling unitholder.

The following table sets forth information relating to the selling unitholder as of June 22, 2016 based on information supplied to us by the selling unitholder on or prior to that date. We have not sought to verify such information. Information concerning the selling unitholder may change over time, and if necessary, we will supplement this prospectus accordingly. The selling unitholder is offering all of the common units it currently owns through this prospectus. The selling unitholder may hold or acquire at any time common units in addition to those offered by this prospectus and may have acquired additional common units since the date on which the information reflected herein was provided to us. In addition, the selling unitholder may have sold, transferred or otherwise disposed of some or all of its common units since the date on which the information reflected herein was provided to us and may in the future sell, transfer or otherwise dispose of some or all of its common units in private placement transactions exempt from or not subject to the registration requirements of the Securities Act.

Selling Unitholder	Common Units Owned Prior to Offering and Being Offered Hereby(1)
Enviva Holdings, LP(1)	13,252,299	(2)(3)

(1)                                 R/C Renewable Energy GP II, L.L.C., (“R/C Renewable Energy GP”) exercises investment discretion and control over the common units indirectly held by Enviva Holdings, LP (“Holdings”) through Riverstone/Carlyle Renewable Energy Partners II, L.P. (“R/C Renewable Energy Partners”) and R/C Wood Pellet Investment Partnership, L.P. (“R/C Partnership”). R/C Renewable Energy GP is managed by a six person investment committee consisting of David Leuschen, Pierre F. Lapeyre, Jr., Michael B. Hoffman, Ralph C. Alexander, Daniel A. D’Aniello and Edward J. Mathias. R/C Renewable Energy GP is the general partner of R/C Renewable Energy Partners, which is the general partner of R/C Partnership, which is the sole member of Enviva Holdings GP, LLC (“Holdings GP”), which is the general partner of Holdings. Holdings indirectly owns 1,347,161 common units, 100% of the incentive distribution rights and 11,905,138 subordinated units. Holdings, Holdings GP, R/C Partnership, R/C Renewable Energy Partners, and R/C Renewable Energy GP are collectively referred to herein as the

“Reporting Persons.” The Reporting Persons other than Holdings may be deemed to beneficially own securities of the Partnership owned directly or indirectly by Holdings. The principal business office for each of Holdings GP and Holdings is: 7200 Wisconsin Avenue, Suite 1000, Bethesda, MD 20814. The principal business office for each of R/C Partnership, R/C Renewable Energy Partners and R/C Renewable Energy GP is: 712 Fifth Avenue, 36th Floor, New York, NY 10019.

(2)                                 Includes 11,905,138 common units issuable on a one-for-one basis upon the conversion of the subordinated units.

(3)                                 Each of the Reporting Persons has shared voting and investment power over the common units owned by it. The selling unitholder is not a registered broker dealer and is not an affiliate of a registered broker dealer.

LEGAL MATTERS

Certain legal matters in connection with the securities will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas.

EXPERTS

The consolidated financial statements of Enviva Partners, LP and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

3,508,778 Common Units
Representing Limited Partner Interests

PROSPECTUS SUPPLEMENT

March 21, 2019